SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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LANNETT COMPANY, INC.

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(Name of Registrant as Specified in Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement

2017 Annual Meeting of

Stockholders

Lannett Company, Inc.
13200 Townsend Road
Philadelphia, PA 19154
215-333-9000
www.Lannett.com

December 12, 2016

Dear Lannett Company, Inc. Stockholders:

It is my pleasure to invite you to the Annual Meeting of Stockholders of Lannett Company, Inc. which will be held on January 18, 2017 at 9:00 am EST, at 13200 Townsend Road, Philadelphia, PA 19154.

The purpose of the meeting is to (i) elect six members of our Board of Directors, (ii) vote to ratify the selection of Grant Thornton, LLP as our independent auditors, and (iii) to transact such other business as may properly come before the Annual Meeting.

Your vote is important.  Whether you plan to attend the meeting or not, we encourage you to read this Proxy Statement, in its entirety, and vote your shares.  Please sign, date and return the enclosed proxy card as soon as possible in the postage-paid envelope provided.

We look forward to seeing you at the Annual Meeting should you be able to attend.

Thank you.

/s/ Arthur P. Bedrosian
December 12, 2016	Arthur P. Bedrosian
Philadelphia, Pennsylvania	Chief Executive Officer

LANNETT COMPANY, INC.

9000 STATE ROAD

PHILADELPHIA, PENNSYLVANIA 19136

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JANUARY 18, 2017

TO THE STOCKHOLDERS OF LANNETT COMPANY, INC.

The annual meeting (the “Annual Meeting”) of the Stockholders of Lannett Company, Inc., a Delaware Corporation, (the “Company” or “Lannett”) will be held on January 18, 2017 at 9:00 a.m., local time, at the Company’s facility located at 13200 Townsend  Road, Philadelphia, Pennsylvania  19154, for the following purposes:

1.              To elect six (6) members of the Board of Directors (the “Board”) to serve until the next Annual Meeting of Stockholders;

2.              To ratify the selection of Grant Thornton, LLP as independent auditors for the fiscal year ending June 30, 2017;

3.              To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

THESE MATTERS ARE MORE FULLY DESCRIBED IN THE PROXY STATEMENT ACCOMPANYING THIS NOTICE.

Only stockholders of record at the close of business on December 8, 2016 are entitled to notice and to vote at the 2017 Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting.  Please vote by completing and returning the enclosed proxy card as promptly as possible in the postage-paid envelope provided so that, whether you intend to be present at the Annual Meeting or not, your shares can be voted.

By Order of the Board of Directors

/s/ Jeffrey Farber
December 12, 2016	Jeffrey Farber
Philadelphia, Pennsylvania	Chairman of the Board

LANNETT COMPANY, INC.

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 18, 2017

ATTENDANCE AND VOTING MATTERS

DATE, TIME, AND PLACE OF MEETING

This Proxy Statement is provided to you by the Board of Lannett in connection with the Annual Meeting.  The Annual Meeting will be held on January 18, 2017 at 9:00 a.m., local time, at the Company’s facility located at 13200 Townsend  Road, Philadelphia, Pennsylvania 19154, or at any adjournments or postponements of the Annual Meeting for the purposes set forth in the accompanying Notice of Annual Meeting.  We intend to mail this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders on or about December 21, 2016 to all stockholders of the Company entitled to vote at the Annual Meeting.

VOTING METHODS

You may vote on matters to come before the Annual Meeting in three ways:

-                   You may come to the Annual Meeting and cast your vote in person; or

-                   You may vote by internet or phone by following the instructions set forth on the proxy card; or

-                   You may vote by signing and returning the enclosed proxy card by mail.  If you do so, the individuals named on the card will vote your shares in the manner you indicate.  You may revoke your proxy at any time prior to the Annual Meeting by sending written notice to the Secretary of the Company at 13200 Townsend Road, Philadelphia, Pennsylvania 19154, or by attending the meeting.

If you come to the Annual Meeting to cast your vote in person and you are holding your stock in a brokerage account (“street name”), you will need to bring a legal proxy obtained from your broker.

You are entitled to cast one vote for each share of Lannett common stock owned on the record date, December 8, 2016.  As of the record date, there were 37,160,286 shares of Lannett common stock outstanding.  Stockholders are not entitled to cumulative voting in the election of directors.

QUORUM

A quorum of stockholders is necessary to hold a valid meeting for the transaction of business.  If the holders of a majority of Lannett common stock are present at the meeting, in person or by proxy, a quorum will exist.  Abstentions and “broker non-votes” are counted as present for purposes of establishing a quorum.

VOTE NECESSARY FOR ACTION

Directors are elected by a plurality vote of shares present in person or by proxy at the Annual Meeting.  Each other action to be considered by the stockholders will be approved by the affirmative vote of at least a majority of the shares present in person or by proxy at the meeting and entitled to vote on the matter.  For any proposal, an abstention will have the same effect as a vote against the proposal.  Broker non-votes will not be voted for or against any of these proposals and will have no effect on any of these proposals.

BOARD OF DIRECTORS

The Role of the Board and Risk Oversight

The Board is responsible for overall corporate governance as well as for management and the strategic direction of the Company as a whole.  Actively working to strengthen your Company’s corporate governance, the Board recently received a very strong, Overall “2” Quality Score rating from Institutional Shareholder Services Inc. (“ISS”), a leading proxy advisory firm, under its governance risk rating system (i.e., a “1” rating is the best possible rating and a “10” rating is the least favorable rating).  The corporate governance guidelines are available at www.lannett.com.  The Board and various committees of the Board meet regularly to discuss operating and financial reports presented by the Company including but not limited to the Chief Executive Officer, Chief Financial Officer, and other members of management.

Assessing and managing risk is the responsibility of management; however the Board, through the Audit Committee, provides oversight and reviews various details regarding the Company’s risk mitigation efforts.  The Board is engaged in the Company’s strategic planning efforts, which include evaluating the objectives and risks associated with these initiatives.

Through the Board’s committees, the Board maintains broad oversight over various functions within the Company.  The Audit Committee, under its charter, reviews and discusses risk exposures and the steps management has taken to monitor and mitigate each risk.  The Compensation Committee in tandem with the Governance and Nominating Committee monitor risks associated with succession planning and the attraction and retention of talent, as well as risks related to the design of compensation programs within the Company.

The Board has adopted a Code of Business Conduct and Ethics (the “code of ethics”).  The code of ethics applies to all employees including the Company’s Chief Executive Officer, Chief Financial Officer, Corporate Controller, and other finance employees.  The code of ethics is publicly available on our website at www.lannett.com.  If the Company makes any substantive amendments to the code of ethics or grants any waiver, including any implicit waiver, from a provision of the code to our Chief Executive Officer, Chief Financial Officer, or Corporate Controller, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K.

The Board has established effective anti-hedging and anti-pledging policies.  We have an insider trading policy - which among other restrictions - prohibits employees, officers and Directors, including Named Executive Officers (“NEOs”), from entering into short sales, calls or any other hedging transaction involving Lannett securities.  In addition, the Board has a policy that prohibits Directors and NEOs from pledging Lannett stock.  None of our Directors or NEOs has pledged Lannett stock as collateral for a personal loan or other obligations.

This past year the Board clarified its position regarding prohibiting: 1) the repricing of stock options or restricted stock awards, and, 2) the repurchasing of underwater or out-of-the-money stock options or restricted stock awards.  On November 8, 2016, the Board approved amendments to the Company’s 2006, 2011 and 2014 Long-Term Incentive Plans (the “LTIP Plans”), by adopting a new Section 16 to each of the LTIP Plans to expressly provide that except to the extent approved by the Company’s stockholders, the LTIP Plans do not allow for any repricing of stock options or restricted stock awards or the repurchase of underwater or out-of-the-money stock options or restricted stock awards.

The members of the Board are expected to attend all Board meetings whether in person or via teleconference.  Additionally, members of the Board are expected to attend the Annual Meeting of Stockholders.

The Board met five times during the fiscal year ended June 30, 2016 (“Fiscal 2016”).  In addition to meetings of the Board, Directors attended meetings of individual Board committees.  Each of the Directors attended at least 75% of the Board meetings and meetings of Board committees of which they were a member during Fiscal 2016.  All Directors were present at the 2016 Annual Meeting.

The Board is actively interviewing CEO-level board candidates with the intention of continuing to improve the ratio of independent Directors to non-independent Directors, as well as continue to add industry experts to its ranks.  We are currently seeking board candidates with a strong, strategic understanding and vision of the dynamic and changing generic and specialty pharmaceutical landscape.  In addition, the Board remains cognizant of the unique benefits that diverse board candidates (e.g., race, gender, age, etc.) can bring to organizational performance, corporate strategy, and shareholder value creation; therefore, we keenly consider this factor in our search process.

Regarding C-Suite leadership succession planning and leadership development — and pursuant to last year’s proxy statement — this year the Board has complemented its in-house capabilities by partnering with two world class service providers.  We have retained —

and worked throughout the year with - one of the top global leadership consulting and executive recruitment firms to assist with succession planning, and we will continue to work with them throughout 2017.  On the leadership development front, we have partnered with one of the top business schools in the world - the Wharton School (i.e., The Aresty Institute of Executive Education at the Wharton School) — and we have begun to send the next generation of our leaders to a variety of their classes to obtain skills that will assist them in leading the Company into the future.

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide that a majority of our Directors should meet New York Stock Exchange (“NYSE”) independence requirements.  The director will not be considered independent unless the Board determines that the director meets the NYSE independence requirements and has no relationship that in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director.

Our Board leadership structure is one under which Jeffrey Farber serves as Chairman of the Board.  We currently have five other Directors, including Arthur P. Bedrosian, Chief Executive Officer.  Four of the six Directors currently serving on the Board of Directors are “independent” as defined by the NYSE.  The Board has four committees: the Audit Committee, Compensation Committee, Governance and Nominating Committee, and Strategic Planning Committee.  In addition, the non-management members of the Board of Directors meet regularly without management directors or management personnel present.

The Board believes that the role of Chairman of the Board and Chief Executive Officer should be separate and that the Chairman should not be an employee of the Company.  The Board believes that this separation benefits the stockholders in the form of increased oversight.  As further oversight, the independent Board members also meet throughout the year in executive sessions where neither management personnel nor other non-independent directors are present.  In the Company’s case, this would exclude both Jeffrey Farber, Chairman of the Board and Arthur P. Bedrosian, Chief Executive Officer.

Lead Independent Director

The Board has established the policy of having a Lead Independent Director — to be elected by and from the independent Directors - if the Chairman of the Board is not an independent Director.  As our current Chairman of the Board is not an independent Director, the independent Directors elected an independent Director, David Drabik, to be the Lead Independent Director subject to an annual review by the independent Directors and subject to being re-elected as a director.

The role of the Lead Independent Director includes:

•                                          Collaborating with the Chairman of the Board to set and approve the Board agenda;

•                                          The authority to call and chair executive sessions of the independent Directors;

•                                          Briefing the Chairman of the Board on issues discussed in executive sessions;

•                                          Serving as liaison between the Chairman of the Board and the independent Directors; and

•                                          Serving as liaison between the Chief Executive Officer and the independent Directors outside of formal Board meetings.

Overall, we believe that the separation of the Chairmanship and Chief Executive Officer positions, our strong committee system, and regular non-management director and independent director meetings allow for effective Board oversight of management.

Communicating with the Board of Directors

Interested persons may contact the non-management directors by sending written comments to 13200 Townsend Road, Philadelphia, Pennsylvania 19154 Attn: Board of Directors.  The original communication as addressed or a summary of the submissions will be forwarded to the directors for discussion in the next directors meeting.  If a summary of the communication is provided, the original communication will be maintained on file and available for the directors’ review upon request.

Board Committees

The Board has four standing committees - Audit Committee, Compensation Committee, Governance and Nominating Committee and Strategic Planning Committee.  There were nine Audit Committee meetings, one Strategic Planning Committee meeting, four Governance and Nominating Committee meetings, and seven Compensation Committee meetings held during Fiscal 2016.  The following table shows the directors who are currently members of each Board Committee:

Name	Audit Committee	Compensation Committee	Governance and Nominating Committee	Strategic Planning Committee
Jeffrey Farber	-	-	-	Member
Arthur P. Bedrosian, J.D.	-	-	-	Chairman
David Drabik	Member	Member	Chairman	Member
Paul Taveira	Member	Chairman	Member	-
James M. Maher	Chairman	Member	Member	-
Albert Paonessa, III	-	Member	-	Member

The Audit Committee has responsibility for overseeing the Company’s financial reporting process on behalf of the Board.  In addition, Audit Committee responsibilities include selection of the Company’s independent auditors, conferring with the independent auditors regarding their audit of the Company’s consolidated financial statements, pre-approving and reviewing the independent auditors’ fees and considering whether non-audit services are compatible with maintaining their independence, and considering the adequacy of internal financial controls.  The Audit Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.lannett.com.  The charter describes the nature and scope of the Audit Committee’s responsibilities.  All members of the Audit Committee are independent directors as defined by the rules of the NYSE.  See “Report of the Audit Committee.”

Financial expert on Audit Committee:  The Board has determined that James M. Maher, current director and chairman of the audit committee, is the audit committee financial expert as defined in section 3(a)(58) of the Exchange Act and the related rules of the Commission.

The Compensation Committee establishes and regularly reviews the Company’s compensation philosophy, strategy, objectives and ethics and determines the compensation of the executive officers of the Company.  For a discussion on the Committee’s process and factors used in determining executive compensation refer to “Compensation Discussion and Analysis” starting on page 13.  The Committee also administers the Company’s equity compensation plans.  The Compensation Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.lannett.com.  All members of the Compensation Committee are independent directors as defined by the rules of the NYSE.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during Fiscal 2016 or as of the date of this Proxy Statement is or has been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Board.

The Governance and Nominating Committee is responsible for identifying and evaluating individuals qualified to become Board members and for recommending such individuals for nomination.  All candidates must possess an unquestionable commitment to high ethical standards and have a demonstrated reputation for integrity.  Other factors considered in identifying and evaluating candidates include an individual’s business experience, education, civic and community activities, knowledge and experience with respect to the issues impacting the pharmaceutical industry and public companies, as well as the ability of the individual to devote the necessary time to service as a director.  Although the Committee does not have a formal diversity policy, it believes diversity is an important factor in determining the composition of the Board.

Once a person has been identified by the Governance and Nominating Committee as a potential candidate, the Governance and Nominating Committee performs a robust review, which includes collection of outside information, to include publicly available information and all other relevant information available to determine if the person should be considered further.  Once this determination has been made the person is contacted.  If the person expresses a willingness and interest to be considered to serve on the Board, the Governance and Nominating Committee will request further information from the candidate including resumes, references and other relevant information.  A formal interview process is then held.  The Governance and Nominating Committee will then consider all information, qualifications, and accomplishments, including comparisons to other potential candidates before making its final decision.

The Governance and Nominating Committee will also consider candidates recommended by stockholders.  All nominees will be evaluated in the same manner, regardless of whether they were recommended by the Governance and Nominating Committee, or recommended by a stockholder.  To have a candidate considered by the Governance and Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:

•                   The name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of ownership; and

•                   The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be considered as a director nominee if recommended by the Governance and Nominating Committee to the Board and nominated by the Board to be included in the proxy statement for election at the Annual Meeting.

The stockholder recommendation and information described above must be sent to the Company at 13200 Townsend Road, Philadelphia, Pennsylvania 19154, and must be received not less than 120 days prior to the anniversary date of the Company’s most recent Annual Meeting.

The Governance and Nominating Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.lannett.com.  All members of the Governance and Nominating Committee are independent directors as defined by the rules of the NYSE.

The Strategic Planning Committee oversees the Company’s medium and long-term business strategies, including the decisions regarding new product initiatives, joint ventures and alliances, new markets and other matters related to the Company’s long-term planning process.  The Strategic Planning Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.lannett.com.

Executive Sessions of Independent Directors

In accordance with the rules and regulations of the NYSE, non-management independent directors meet at regularly scheduled executive sessions without management participation.  At least once a year, an executive session is held with only independent Directors.  Executive sessions are chaired by the Lead Independent Director.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of three independent directors (as defined in section 303(A) of the NYSE listing company manual) and maintains a written charter in accordance with rules of the NYSE.

Management is primarily responsible for the Company’s financial statements and related internal controls over financial reporting.  The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements and related internal controls over financial reporting.  The Audit Committee’s responsibility is to monitor the Company’s financial reporting and internal control processes and to review the performance and independence of the Company’s independent registered public accounting firm.

Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared, in all material respects, in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.

The Audit Committee has received from its independent registered public accounting firm written communications regarding the matters required to be discussed with the Audit Committee.  These matters included information regarding the scope and results of their audit of the Company’s financial statements, including with respect to (i) their responsibilities under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant accounting adjustments, (v) any disagreements with management and (vi) any difficulties encountered in performing the audit.  The Committee discussed these matters with the Company’s independent registered public accounting firm, with and without management present.

The Company’s independent registered public accounting firm  also provided to the Audit Committee the written disclosures required by the Public Company Accounting Oversight Board, and the Audit Committee discussed the firm’s independence with the independent registered public accounting firm.  The Audit Committee also pre-approved all fiscal 2016 audit and non-audit services and fess and concluded that the non-audit services performed and related fees did not impair the independence of the independent registered public accounting firm.

Based upon the Audit Committee’s discussions and reviews referred to above, the Audit Committee recommended that the audited consolidated financial statements be included in Lannett’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016 as filed with the Securities and Exchange Commission.

Audit Committee:

James M. Maher (Chairman)
David Drabik
Paul Taveira

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of October 31, 2016, information regarding the security ownership of the directors and certain executive officers of the Company and persons known to the Company to be beneficial owners of more than five (5%) percent of the Company’s common stock.  Although grants of restricted stock under the Company’s 2006, 2011 and 2014 Long Term Incentive Plans (“LTIPs”) generally vest equally over a three year period from the grant date, the restricted shares are included below because the voting rights with respect to such restricted stock are acquired immediately upon grant.

Name and Address of
Beneficial Owner /		Excluding Options (*)					Including Options (**)
Director / Executive		Shares Held	Shares Held	Total		Percent of	Number of		Percent of
Officer	Office	Directly	Indirectly	Shares		Class	Shares		Class

John M. Abt 13200 Townsend Road Philadelphia, PA 19154	VP of Quality	6,110	—	6,110	(1)	0.02%	6,766	(1),(2)	0.02%

Arthur P. Bedrosian 13200 Townsend Road Philadelphia, PA 19154	Chief Executive Officer	675,558	36,500	712,058	(3)	1.92%	1,129,651	(3),(4)	3.02%

David Drabik 13200 Townsend Road Philadelphia, PA 19154	Director	24,575	—	24,575		0.07%	24,575		0.07%

Robert Ehlinger 13200 Townsend Road Philadelphia, PA 19154	VP and Chief Information Officer	20,017	—	20,017	(5)	0.05%	28,783	(5),(6)	0.08%

Jeffrey Farber 13200 Townsend Road Philadelphia, PA 19154	Chairman of the Board, Director	2,433,826	2,260,327	4,694,153	(7)	12.69%	4,699,153	(7),(8)	12.70%

David Farber 13200 Townsend Road Philadelphia, PA 19154		1,940,870	2,432,455	4,373,325	(9)	11.82%	4,373,325	(9)	11.82%

Jeffrey and Jennifer Farber Family Foundation 2354 Bellingham Drive Troy, MI 48083		1,603,498	—	1,603,498	(10)	4.33%	1,603,498	(10)	4.33%

David and Nancy Farber Family Foundation 2354 Bellingham Drive Troy, MI 48083		1,583,499	—	1,583,499	(11)	4.28%	1,583,499	(11)	4.28%

Farber Family LLC 2354 Bellingham Drive Troy, MI 48083		528,142	—	528,142	(12)	1.43%	528,142	(12)	1.43%

Farber Investment LLC 2354 Bellingham Drive Troy, MI 48083		38,000	—	38,000	(13)	0.10%	38,000	(13)	0.10%

Martin Galvan 13200 Townsend Road Philadelphia, PA 19154	Chief Financial Officer	38,370	—	38,370	(14)	0.10%	183,366	(14),(15)	0.50%

James M. Maher 13200 Townsend Road Philadelphia, PA 19154	Director	20,320	—	20,320		0.05%	20,320		0.05%

Albert Paonessa, III 13200 Townsend Road Philadelphia, PA 19154	Director	7,105	—	7,105		0.02%	7,105		0.02%

Kevin R. Smith 13200 Townsend Road Philadelphia, PA 19154	SVP of Sales and Marketing	16,498	—	16,498	(16)	0.04%	78,124	(16),(17)	0.21%

Paul Taveira 13200 Townsend Road Philadelphia, PA 19154	Director	24,798	—	24,798		0.07%	24,798		0.07%

All directors and executive officers as a group (10 persons)		3,267,177	2,296,827	5,564,004		15.04%	6,202,641		16.48%

(1)Includes 3,144 unvested shares received pursuant to restricted stock awards granted in March 2015, July 2015 and July 2016.

(2)Includes 656 vested options to purchase common stock at an exercise price of $59.20 per share.

(3)Includes 36,500 shares owned by Arthur P. Bedrosian’s wife and daughter.  Mr. Bedrosian disclaims beneficial ownership of these shares.  Includes 14,972 unvested shares received pursuant to restricted stock awards granted in April 2014, July 2014, July 2015 and July 2016.

(4)Includes 30,000 vested options to purchase common stock at an exercise price of $2.80 per share, 75,000 vested options to purchase common stock at an exercise price of $6.94 per share, 89,500 vested options to purchase common stock at an exercise price of $3.55 per share, 64,000 vested options to purchase common stock at an exercise price of $4.16 per share, 90,000 vested options to purchase common stock at an exercise price of $13.86 per share, 64,000 vested options to purchase common stock at an exercise price of $34.77 per share and 5,093 vested options to purchase common stock at an exercise price of $59.20 per share.

(5)Includes 2,768 unvested shares received pursuant to restricted stock awards granted in July 2015 and July 2016.

(6)Includes 6,666 vested options to purchase common stock at an exercise price of $34.77 per share and 2,100 vested options to purchase common stock at an exercise price of $59.20 per share.

(7)Includes 1,603,498 shares held by the Jeffrey and Jennifer Farber Family Foundation which is managed by Jeffrey Farber.  Jeffrey Farber disclaims beneficial ownership of these shares.  Includes 528,142 shares held by Farber Family LLC (“FFLLC”) which is managed by Jeffrey and David Farber.  David Farber and Jeffrey Farber each disclaim beneficial ownership of these shares.  Includes 73,408 shares held by Jeffrey Farber as custodian for his children, 17,279 shares held as joint custodian with David Farber for a relative and also includes 38,000 shares held by Farber Investment Company (“FIC”).  Jeffrey Farber and David Farber each beneficially own 25% of FIC and each disclaim beneficial ownership of all but 9,500 shares held by FIC.

(8)Includes 5,000 vested options to purchase common stock at an exercise price of $6.89 per share.

(9)Includes 1,583,499 shares held by the David and Nancy Family Foundation.  David Farber disclaims beneficial ownership of these shares.  Includes 528,142 shares held by FFLLC which is managed by Jeffrey and David Farber.  David Farber and Jeffrey Farber each disclaim beneficial ownership of these shares.  Includes 265,535 shares held by David Farber as custodian for his children and 17,279 shares held as joint custodian with Jeffrey Farber for a relative.  Also includes 38,000 shares held by FIC.  Jeffrey Farber and David Farber each beneficially own 25% of FIC and each disclaim beneficial ownership of all but 9,500 shares held by FIC.

(10)Jeffrey and Jennifer Farber Family Foundation is managed by Jeffrey Farber.

(11)David and Nancy Farber Family Foundation is managed by David and Nancy Farber.

(12)Farber Family LLC is managed by Jeffrey Farber and David Farber.

(13)Farber Investment LLC is beneficially owned 25% each by Jeffrey and David Farber and 50% by Larry Farber.

(14)Includes 7,637 unvested shares received pursuant to restricted stock awards granted in April 2014, July 2014, July 2015 and July 2016.

(15)Includes 40,000 vested options to purchase common stock at an exercise price of $4.73 per share, 32,000 vested options to purchase common stock at an exercise price of $4.16 per share, 50,000 vested options to purchase common stock at an exercise price of $13.86 per share, 20,000 vested options to purchase common stock at an exercise price of $34.77 per share and 2,996 vested options to purchase common stock at an exercise price of $59.20 per share.

(16)Includes 7,795 unvested shares received pursuant to restricted stock awards granted in April 2014, July 2014, July 2015 and July 2016.

(17)Includes 11,667 vested options to purchase common stock at an exercise price of $4.16 per share, 30,000 vested options to purchase common stock at an exercise price of $13.86 per share, 17,333 vested options to purchase common stock at an exercise price of $34.77 per share and 2,626 vested options to purchase common stock at an exercise price of $59.20 per share.

*   Percent of class calculation is based on 37,001,732 outstanding shares of common stock at October 31, 2016.

** Assumes that all options exercisable within sixty days have been exercised.

The following table sets forth, as of October 31, 2016, information regarding the names and addresses of the shareholders known to the Company to be beneficial owners of more than five (5%) percent of the Company’s common stock.

Name and Address of Beneficial Owner	Number of Shares		Percent of Class

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,876,155	(1)	7.77%

Snow Capital Management, L.P. 2000 Georgetown Drive, Suite 2000 Sewickley, PA 15143	2,117,912	(2)	5.72%

Deerfield Management, L.P. 780 Third Avenue, 37th Floor New York, NY 10017	2,008,051	(3)	5.43%

The Vanguard Group 100 Vanguard Blvd Malvern, PA 19355	2,439,551	(4)	6.59%

(1)              Based on Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 26, 2016.  BlackRock, Inc. has sole voting power over 2,811,893 shares, shared voting power over 0 shares, sole dispositive power over 2,876,155 shares and shared dispositive power over 0 shares.

(2)              Based on Schedule 13G filed by Snow Capital Management, L.P. with the SEC on November 9, 2016.  Snow Capital Management, L.P. has sole voting power over 2,027,489 shares, shared voting power over 0 shares, sole dispositive power over 2,117,912 shares, and shared dispositive power over 0 shares.

(3)              Based on Schedule 13G filed by Deerfield Management, L.P. with the SEC on November 10, 2016.  Deerfield Management, L.P. has sole voting power over 0 shares, shared voting power over 2,008,051 shares, sole dispositive power over 0 shares, and shared dispositive power over 2,008,051 shares.

(4)              Based on Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2016.  The Vanguard Group has sole voting power over 59,111 shares, shared voting power over 1,800 shares, sole dispositive power over 2,380,540 shares and shared dispositive power over 59,011 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC reports of ownership and changes in ownership of common stock and other equity securities of the Company.  Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that during Fiscal 2016 all filing requirements applicable to its officers, directors and greater-than-10% beneficial owners under Section 16(a) of the Exchange Act were complied with in a timely manner, except for a Form 4 for Dr. Mahendra Dedhiya related to a purchase of shares on February 5, 2016, a Form 4 for John Abt related to shares withheld by the Company to satisfy tax withholding obligations for a restricted stock vesting on March 30, 2016 and Form 4s for various executive officers related to shares withheld by the Company to satisfy tax withholding obligations for restricted stock vestings on April 24, 2016.

DIRECTORS AND OFFICERS

The directors and executive officers of the Company are set forth below:

	Age	Position
Directors:

Jeffrey Farber	56	Chairman of the Board

Arthur P. Bedrosian	70	Director

David Drabik	48	Director; Lead Independent Director

Paul Taveira	57	Director

James M. Maher	64	Director

Albert Paonessa, III	56	Director

Officers:

Arthur P. Bedrosian	70	Chief Executive Officer

Martin P. Galvan	64	Vice President of Finance, Chief Financial Officer and Treasurer

Kevin R. Smith	56	Senior Vice President of Sales and Marketing

John M. Abt	51	Vice President of Quality

Robert Ehlinger	59	Vice President and Chief Information Officer

Jeffrey Farber - See “Proposal No. 1 - Election of Directors” for matters pertaining to Mr. Farber.

Arthur P. Bedrosian – See “Proposal No. 1 - Election of Directors” for matters pertaining to Mr. Bedrosian

David Drabik – See “Proposal No. 1 - Election of Directors” for matters pertaining to Mr. Drabik.

Paul Taveira – See “Proposal No. 1 - Election of Directors” for matters pertaining to Mr. Taveira.

James M. Maher – See “Proposal No. 1 - Election of Directors” for matters pertaining to Mr. Maher.

Albert Paonessa, III – See “Proposal No. 1 - Election of Directors” for matters pertaining to Mr. Paonessa.

Martin P. Galvan, CPA was appointed as the Company’s Vice President of Finance, Chief Financial Officer and Treasurer in August 2011.  Most recently, he was Chief Financial Officer of CardioNet, Inc., a medical technology and service company.  From 2001 to 2007, Mr. Galvan was employed by Viasys Healthcare Inc., a healthcare technology company that was acquired by Cardinal Health, Inc. in June 2007.  Prior to the acquisition, he served as Executive Vice President, Chief Financial Officer and Director Investor Relations.  From 1999 to 2001, Mr. Galvan served as Chief Financial Officer of Rodel, Inc., a precision surface technologies company in the semiconductor industry.  From 1979 to 1998, Mr. Galvan held several positions with Rhone-Poulenc Rorer Inc., a pharmaceutical company, including Vice President, Finance — The Americas; President & General Manager, RPR Mexico & Central America; Vice President, Finance, Europe/Asia Pacific; and Chief Financial Officer, United Kingdom & Ireland.  Mr. Galvan began his career with the international accounting firm Ernst & Young LLP.  He earned a Bachelor of Arts degree in economics from Rutgers University and is a member of the American Institute of Certified Public Accountants.

Kevin R. Smith joined the Company in January 2002 as Vice President of Sales and Marketing.  Prior to this, from 2000 to 2001, he served as Director of National Accounts for Bi-Coastal Pharmaceutical, Inc., a pharmaceutical sales representation company.  Prior to this, from 1999 to 2000, he served as National Accounts Manager for Mova Laboratories Inc., a pharmaceutical manufacturer.  Prior to this, from 1991 to 1999, Mr. Smith served as National Sales Manager at Sidmak Laboratories, a pharmaceutical manufacturer.  Mr. Smith has extensive experience in the generic sales market and brings to the Company a vast network of customers, including retail chain pharmacies, wholesale distributors, mail-order wholesalers and generic distributors.  Mr. Smith has a Bachelor of Science Degree in Business Administration from Gettysburg College.

John M. Abt joined the Company in March 2015 as Vice President of Quality.  Prior to joining the Company, Mr. Abt held senior level positons in both quality and operations and has extensive knowledge in pharmaceutical manufacturing, quality, strategy, business improvement and site transformation.  He most recently served as Teva Pharmaceuticals’ Vice President Global Quality Strategy, overseeing the development and implementation of strategy and associated initiatives for the global quality organization.  Before that, he held a number of leadership positions of increasing responsibility in operations, continuous improvement, quality systems and compliance.  He earned his Masters of Administrative Science in Business Management from John Hopkins University and a Bachelor of Science in Biochemistry from Niagara University.

Robert Ehlinger joined the Company in July 2006 as Chief Information Officer.  In June 2011, Mr. Ehlinger was promoted to Vice President of Logistics and Chief Information Officer.  Prior to joining Lannett, Mr. Ehlinger was the Vice President of Information Technology at MedQuist, Inc., a healthcare services provider, where his career spanned 10 years in progressive operational and technology roles.  Prior to MedQuist, Mr. Ehlinger was with Kennedy Health Systems as their Corporate Director of Information Technology supporting acute care and ambulatory care health information systems and biomedical support services.  Earlier on, Mr. Ehlinger was with Dowty Communications where he held various technical and operational support roles prior to assuming the role of International Distribution Sales Executive managing the Latin America sales distribution channels.  Mr. Ehlinger received a Bachelor’s of Arts degree in Physics from Gettysburg College in Gettysburg, PA.

To the best of the Company’s knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any director, executive officer, or significant employee during the past ten years.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) describes our 2016 Executive Compensation Program. It provides an overview of the compensation program for the following Named Executive Officers (NEOs) and how the Compensation Committee of the Board of Directors (the Committee) made its decisions for our 2016 fiscal year (July 1, 2015 — June 30, 2016).

NEO	Title/Role
Arthur P. Bedrosian	Chief Executive Officer (CEO)
Martin P. Galvan	Vice President of Finance, Chief Financial Officer and Treasurer
Kevin Smith	Senior Vice President of Sales and Marketing
John M. Abt	Vice President of Quality
Robert Ehlinger	Vice President of Logistics and Chief Information Officer
Michael Bogda	Former President*
William Schreck	Former Chief Operating Officer*

* Mr. Bogda departed the Company effective June 3, 2016

** Mr. Schreck departed the Company effective September 11, 2015

Say on Pay Results in 2015

At our annual shareholders meeting in January 2012, our shareholders supported a triennial cycle for “say-on-pay” advisory votes relating to our Executive Compensation Program for NEOs. At that time, and again in January 2015, we provided our shareholders with the opportunity to approve, or to vote against, the compensation of our NEOs, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act).  At our January 2015 meeting, approximately 96% of the shareholders who voted on the “say-on-pay” proposal supported our program.

Although this vote is non-binding, its outcome, along with shareholder feedback and the competitive business environment, plays an important role in how the Committee makes decisions about the program’s structure. To this end, during the past few years, the Committee conducted periodic reviews of the Executive Compensation Program, monitored industry practices and sought feedback from some of our largest investors.

The following pages of this CD&A highlight performance results since Fiscal 2013 that have had a direct impact on the compensation paid to our NEOs over the same period of time. It looks specifically at the performance measures used in the short- and long-term incentive awards under the Executive Compensation Program that the Committee believes drive shareholder value. It also describes recently approved changes for Fiscal 2017 to further align our Executive Compensation Program with our objectives and best competitive practice.

A Word About Risk

The Committee believes that incentive plans, along with the other elements of the Executive Compensation Program, provide appropriate rewards to our NEOs to keep them focused on our goals. The Committee also believes that the program’s structure, along with its oversight, continues to provide a setting that does not encourage the NEOs to take excessive risks in their business decisions.

Executive Summary

Business Highlights

The Company achieved a number of strategic milestones in Fiscal 2016, including the acquisition of Kremers Urban Pharmaceuticals Inc. (“KUPI”), which significantly increased our product portfolio and scope of operations.  After several years of extraordinary performance, our profitability and total shareholder return results were lower in Fiscal 2016, primarily due to some short-term challenges associated with the KUPI acquisition and softness in the generic pharmaceuticals market.  The decline in our Fiscal 2016 performance results adversely impacted executive pay levels as discussed further below.

Compared with Fiscal 2015 results, and including the impact of the KUPI acquisition, we increased Total Net Sales in Fiscal 2016 by approximately 33%, while Operating Income declined by 42%, and Diluted Earnings Per Share (EPS) declined by 70%.  These results include approximately $166 million in KUPI Total Net Sales between the time of acquisition and fiscal year end, a $24 million reduction in Net Sales related to a customer settlement, $27 million in acquisition-related expenses, and $70 million of interest expense associated with the financing of the KUPI transaction. Excluding the impact of the KUPI acquisition, Total Net Sales declined by 7%, Operating Income decreased by 17%, and Diluted EPS declined by 19%.  Our stock price decreased by approximately 60% during the 12-month period ending June 30, 2016 and increased in total by approximately 100% over the past three years.

The KUPI acquisition, which closed in November 2015, further diversified our product portfolio. Since the closing, our leadership team has worked diligently to integrate KUPI into our Company and restore / expand its customer base.  In February 2016, we implemented the 2016 Restructuring Plan to further enhance synergies, reduce costs, and strengthen our balance sheet. While Fiscal 2016 profitability was adversely impacted by the KUPI acquisition, we believe this transaction positions the Company for long-term growth and shareholder value creation.  During Fiscal 2016, we also completed the integration of Silarx, Inc. (“Silarx”), which was acquired in June 2015 to further enhance our product portfolio.  Using Silarx as an example, sales from their facility have doubled in terms of revenue and profits post integration.  While we cannot assume a similar outcome for KUPI at this time, the management team is very optimistic that additional value in KUPI can be realized.

In addition, we continued to make important advances in product development and mix, market share, and in our regulatory approval process, allowing us to efficiently and safely place our products that span a variety of categories (e.g., thyroid deficiencies, central nervous system, gastrointestinal, pain management, etc.) on the market.  Following the recent acquisitions of KUPI and Silarx, we currently have approximately 100 products available to the market, with an additional 28 Abbreviated New Drug Applications (“ANDAs”) pending regulatory approval.  We also have 25 product candidates in development, and continue to capitalize on our strategic partnerships, both domestically and internationally.

Key financial performance highlights, as reported in accordance with U.S. generally accepted accounting principles and including the impact of the KUPI acquisition, include:

†Peer Group average pertains to the Fiscal 2016 peer group.

Comparison of CEO Pay (In Year Earned) Versus Performance

The following charts compare CEO pay with Company performance, as measured by diluted Earnings Per Share (“EPS”) and indexed Total Shareholder Returns (“TSR”), between fiscal years 2013 and 2016.  To more accurately demonstrate the alignment between executive pay and Company performance, comparisons include performance-based annual equity grants in the year earned, as opposed to the year granted.  This approach differs from current reporting requirements for the Summary Compensation Table and Grants of Plan-Based Awards Table, which reflect equity award values in the year of grant.  While NEO pay is tied to a variety of performance criteria and other factors, we believe these selected charts demonstrate our commitment to aligning executive pay with Company performance.

Fiscal 2016 Executive Compensation Program Changes

As our Company grows, the Committee is committed to the evolution and improvement of our Executive Compensation Program to ensure alignment with our business strategy and shareholder interests, as well as best competitive practices.  The Committee made the following adjustments to the program’s core compensation elements for 2016:

What’s Changed	How It’s Changed	Explanation
Short-Term Incentives (Annual Bonus)

• Increased Threshold performance hurdles from 80% of Target to 90% of Target, to account for the anticipated lack of growth in Fiscal 2016 performance results.
• Increased the target award opportunity for the CEO from 75% of salary to 80% of salary, to improve pay competitiveness.

No changes were made to performance metrics or weightings. Following several years of extraordinary growth, Fiscal 2016 financial performance results were expected to be slightly below Fiscal 2015 levels. As a result, the Committee increased the Threshold performance hurdle, relative to Target, to focus NEOs on achieving Fiscal 2016 performance targets.

Long-Term Incentives

• Increased target award opportunities for several NEOs to improve pay competitiveness, with grants for Fiscal 2016 performance to be provided through a value mix of 65% restricted stock and 35% stock options.

• Grant levels will continue to be tied to Company performance, and can range from 0% to 150% of target awards based on actual results versus pre-established goals.

• Grants under this program occurred in July 2016, following the determination of actual results for Fiscal 2016.

The Committee continued to link equity grant levels to Company performance to strengthen alignment with shareholder interests. The increased emphasis on restricted stock relative to stock options helps manage equity plan share usage and dilution levels, focuses executives on long-term shareholder value creation, and further reinforces the Company’s leadership retention strategy.

Our Commitment to Sound Corporate Governance

In order to align our executive compensation program with long-term shareholder interests, we have adopted a variety of sound corporate governance practices, as illustrated in the following table:

What We Do	What We Don’t Do
•Emphasize variable incentives to align pay with performance	•Provide multi-year pay guarantees within employment agreements
•Tie incentive compensation to multiple performance metrics that reinforce key business objectives	•Allow stock option repricing without shareholder approval
•Place primary emphasis on equity compensation to align executive and shareholder interests	•Permit stock hedging or pledging activities
•Use stock ownership guidelines for executive officers and non-employee directors	•Provide uncapped incentive awards
•Maintain a clawback policy allowing for the recoupment of excess compensation in the event of a material financial restatement and fraud or misconduct	•Pay tax gross-ups on any awards
•Engage an independent compensation consultant to advise the Compensation Committee	•Provide excessive executive perquisites

Overview of the Executive Compensation Program

Our Philosophy

A fundamental objective of our Executive Compensation Program is to focus our executives on creating long-term shareholder value — all aspects of our program are rooted in this goal and designed around the following guiding principles:

•Pay for performance: A significant portion of compensation should be variable and directly linked to corporate and individual performance goals and results.

•Competitiveness: Compensation should be sufficiently competitive to attract, motivate and retain an executive team fully capable of driving exceptional performance.

•Alignment: The interests of executives should be aligned with those of our shareholders through equity-based compensation and performance measures that help to drive shareholder value over the long term.

To support these guiding principles, our program includes the following compensation elements:

Pay Element	Form	Purpose
Base Salary	Cash (Fixed)	Provides a competitive level of compensation that reflects position responsibilities, strategic importance of the position and individual experience.
Short-Term Incentives (Annual Bonus)	Cash (Variable)

Provides a cash-based award that recognizes the achievement of corporate goals in support of the annual business plan, as well as specific, qualitative and quantitative individual goals for the most recently completed fiscal year.

Long-Term Incentives	Equity (Variable)	Provides incentives for management to execute on financial and strategic goals that drive long-term shareholder value creation and support the Company’s retention strategy.

Target Compensation Mix

The charts below show that most of our NEO’s target compensation for Fiscal 2016 is variable (74% for our CEO and an average of 62% for our other NEOs).  Variable pay includes the target value of short-term cash incentives (“STI”), stock options, and restricted stock.

Based upon Fiscal 2016 compensation as reported in the Summary Compensation Table on page 26 of this Proxy Statement, variable pay represents 75% of total pay for our CEO and 66% of average total pay for our other NEOs.  This mix reflects below-target annual incentives earned in Fiscal 2016 under the Annual Bonus Plan (shown as STI), above-target equity grants in Fiscal 2016 based on Fiscal 2015 Company performance, and one-time special recognition cash awards for the successful closing of the KUPI transaction and related integration activities during Fiscal 2016.  The emphasis on variable pay would be lower if comparisons included equity grants in the year earned, since equity grants in Fiscal 2017 based on Fiscal 2016 performance were well below target levels.

How Compensation Decisions Are Made

•The Role of the Compensation Committee. The Committee, composed entirely of independent directors, is responsible for making executive compensation decisions for the NEOs.  The Committee works closely with its independent compensation consultant, Pearl Meyer & Partners (“Pearl Meyer”), and management to examine pay and performance matters throughout the year.  The Committee’s charter, which sets out its objectives and responsibilities, can be found at our website at www.lannett.com under Investor Relations.

The Committee has authority and responsibility to establish and periodically review our Executive Compensation Program and compensation philosophy.  Importantly, the Committee also has the sole responsibility for approving the corporate performance goals upon which compensation for the CEO is based, evaluating the CEO’s performance and determining and approving the CEO’s compensation, including equity-based compensation, based on the achievement of his goals.  The Committee also reviews and approves compensation levels for other NEOs, taking into consideration recommendations from the CEO.

In making its determinations, the Committee considers market data and advice from Pearl Meyer, as well as budgets, reports, performance assessments and other information provided by management.  It also considers other factors, such as the experience, skill sets, and contributions of each NEO towards our overall success.  However, the Committee is ultimately responsible for all compensation-related decisions for the NEOs and may exercise its own business judgment when evaluating performance results and making compensation decisions.

Timing of Committee Meetings and Grants; Option and Share Pricing

The Committee meets as necessary to fulfill its responsibilities, and the timing of these meetings is established during the year.  The Committee holds special meetings from time to time as its workload requires.  Annual equity grants typically occur after finalizing fiscal year end performance results.  Historically, annual grants of equity awards were typically approved at a meeting of the Committee in August/September of each year to reward prior year performance.  Beginning with grants made in Fiscal 2015, equity grants occur in the July/August time frame, reflecting the Company’s status change to a large accelerated filer (with an expedited filing date requirement) as a result of our strong growth and significant increase in equity market capitalization.  Individual grants (for example, associated with the timing of a new NEO or promotion to an NEO position) may occur at any time of year.  The exercise price of each stock option and fair value of restricted stock awarded to our NEOs is the closing price of our common stock on the date of grant.

•                                          The Role of the CEO. The CEO does not play any role in the Committee’s determination of his own compensation.  However, he presents the Committee with recommendations for each element of compensation including base salaries and short- and long-term incentive awards for the other NEOs, as well as non-executive employees who are eligible for equity grants.  The CEO bases these recommendations upon his assessment of each individual’s performance, as well as market practice.  The Committee has full discretion to modify the recommendations of the CEO in the course of its approvals.

•                                          The Role of the Independent Consultant. The Committee consults, as needed, with an outside compensation consulting firm.  As it makes decisions about executive compensation, the Committee reviews data and advice from its consultant about current compensation practices and trends among publicly-traded companies in general and comparable generic pharmaceutical companies in particular.

The Committee also reviews recommendations from its outside consultant and makes recommendations to the Board about the compensation for non-employee directors.

In Fiscal 2015, Pearl Meyer was retained by the Committee, as its independent consultant, to review the competitiveness of the Executive Compensation Program.  Pearl Meyer provided the Committee with compensation data with respect to similarly sized biopharmaceutical and life sciences companies and consulted with the Committee about a variety of issues related to competitive compensation practices and incentive plan designs. Pearl Meyer was also retained by the Committee in Fiscal 2016 to review the competitiveness of the Executive Compensation Program and to provide ongoing advice relating to the Executive Compensation Program.  The Committee assessed the independence of Pearl Meyer pursuant to the SEC rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from independently advising the Committee.

Peer Group & Benchmarking

The Committee evaluates industry-specific and general market compensation practices and trends to ensure the Executive Compensation Program is appropriately competitive.  When making decisions about the program for Fiscal 2016, the Committee considered publicly-available data, as well as a market study conducted by Pearl Meyer in July 2015.  The Pearl Meyer study developed market values using a blend of peer group proxy pay data for the companies shown below as well as published survey data for the broader life sciences industry.  Using this information, the Committee compared our program to the compensation practices of other companies which the Committee believes are comparable to the Company in terms of size, scope and business complexity (the peer group).  As shown below, the Company ranked in the upper half of the peer group in terms of revenues and profitability and slightly below the 50th percentile for equity market capitalization.

		Equity	Fiscal Year	Fiscal
	Fiscal Year	Market Cap.	End Operating	Year End	Cumulative
	End # of	6/30/2016	Income	Sales	3 YR TSR
Company Name	Employees	($mm)	($mm)	($mm)	6/30/2016
Aceto Corp.	270	$648	$54	$547	57%
Akorn, Inc.	1,644	$3,402	$150	$593	111%
Albany Molecular Research Inc.	2,220	$466	$23	$402	13%
Amphastar Pharmaceuticals, Inc.	1,460	$723	$(3)	$252	N/A
Cambrex Corporation.	1,228	$1,654	$107	$434	270%
Depomed, Inc.	494	$1,199	$1	$343	249%
Impax Laboratories Inc.	1,290	$2,127	$97	$860	45%
INSYS Therapeutics, Inc.	510	$926	$102	$331	180%
The Medicines Company	614	$2,340	$(257)	$309	9%
Pernix Therapeutics Holdings, Inc.	274	$27	$(71)	$176	-88%
Sagent Pharmaceuticals, Inc.	440	$492	$9	$318	-29%
Lannett Company, Inc.	1,149	$874	$131	$542	100%
% Rank	55%	45%	91%	73%	60%

Following the KUPI acquisition, and based on recommendations from Pearl Meyer, the Committee approved changes to the peer group for Fiscal 2017 to account for the Company’s significant increase in size.  The Committee approved the exclusion of former peers Albany Molecular Research Inc., Pernix Therapeutics Holdings Inc., and Sagent Pharmaceuticals Inc., on the basis of size and business focus.  The Committee also approved the addition of Horizon Pharma plc, Jazz Pharmaceuticals plc, Prestige Brand Holdings Inc., and United Therapeutics Corporation.  These additional companies compete with us for business and executive talent, and were added to the peer group to round out the sample size.  Compared with the revised peer group, the Company is near the 50th percentile in terms of net sales and between the 50th and 75th percentiles in terms of operating income.

The Committee uses external market data as a reference point to ensure the Company’s executive compensation program is sufficiently competitive to attract, retain, and motivate highly experienced and talented NEOs.  The Committee generally seeks to position target total direct compensation for NEOs at or near 50th percentile market values for comparable positions, but does not utilize a purely formulaic benchmarking approach.  Based on the July 2015 Pearl Meyer study, target total direct compensation, including the sum of base salary plus target short-term and long-term incentives, was within a competitive range (defined as +/- 10%) of 50th percentile market values for then-current NEOs except for Messrs. Bedrosian and Galvan, who were below the competitive range, and Mr. Abt, who was recently recruited to the Company and was above the competitive range.  Excluding Mr. Bedrosian, whose target pay was below the 25th percentile, aggregate target total direct compensation was equal to 96% of the 50th percentile.  As previously noted, when evaluating our executive compensation program, the Committee considers a variety of other factors in addition to external market data, such as Company and individual performance, and each NEO’s qualifications, skill sets, and past and expected future contributions towards our success.

2016 Executive Compensation Program Decisions

Base Salary

We attribute much of our success to our highly-experienced executive management team, and the strength of their leadership has been clearly demonstrated by our exceptional long-term performance results and growth.  In order to remain competitive among our industry peers, the Committee believes it must set compensation at market-competitive levels that reflect the executive’s experience, role and responsibilities.  In Fiscal 2016, the Committee approved base salary increases to Messrs. Bedrosian, Galvan, and Smith to bring them to the 50th percentile of comparable organizations, as reported in Pearl Meyer’s July 2015 market pay analysis, and modest merit increases for Messrs. Ehlinger and Abt.  No base salary increases were provided for Messrs. Bogda and Schreck, both of whom departed from the Company during Fiscal 2016.

NEO	2015 Base Salary	2016 Base Salary	% Change
Arthur P. Bedrosian	$555,170	$615,129	11%
Martin P. Galvan	$326,510	$354,916	9%
Kevin Smith	$286,340	$314,974	10%
Robert Ehlinger	$236,900	$242,823	3%
John Abt*	$286,000	$289,632	1%

* Mr. Abt was hired during Fiscal 2015

Short-Term Incentives (Annual Bonus)

The Company’s NEOs participate in an annual bonus program, which is designed to reinforce the annual business plan and budgeted goals and to recognize yearly performance achievements focused primarily on financial and operating results.  Actual payouts can range from 0% (below threshold) to 200% (superior performance) of target awards and are paid in cash.  The Committee sets each NEO’s threshold, target and superior bonus opportunity as a percentage of base salary, as follows:

	Annual Bonus Opportunity As a % of Salary
NEO	Threshold (25% of Target)	Target (100% of Target)	Superior (200% of Target)
Arthur P. Bedrosian	20%	80%	160%
Martin P. Galvan Kevin Smith John Abt	15%	60%	120%
Robert Ehlinger	12.5%	50%	100%

In Fiscal 2016, Mr. Bedrosian’s target award opportunity was increased from 75% of salary to 80% of salary to align more closely with 50th percentile market values.  Expressed as percentages of salary, Fiscal 2016 award opportunities for all other NEOs were the same as those established in Fiscal 2015.

The overall annual bonus plan for Fiscal 2016 is comprised of two components:

•                                          Corporate Financial & Operational Goals: 90% (95% for the CEO) of the total target award opportunity is tied to operating results versus targets established by the Committee to promote a focus on Company-wide profitable growth and collaboration:

	Weighting (Out of 100%)
Performance Metric	CEO	Other NEOs
Adjusted Operating Income	50%	50%
Adjusted Earnings Per Share (EPS)	25%	20%
Adjusted Net Sales	20%	20%
Individual Objectives	5%	10%

Fiscal 2016 performance metrics and weightings were the same as those established in Fiscal 2015.  Adjusted Operating Income is defined as operating income excluding bonus and stock-based compensation expense, as further adjusted for certain non-recurring items.  Adjusted EPS is defined as diluted EPS excluding bonus and stock-based compensation expense, as further adjusted for certain non-recurring items.  Adjusted Net Sales is defined as Net Sales excluding the impact of a customer settlement charge.  Any adjustments are reviewed and approved by the Committee.

•                                          Individual Objectives: 10% (5% for the CEO) of the total target award opportunity is based on the achievement of pre-established quantitative and qualitative individual goals, to promote individual accountability and “line of sight.”  Fiscal 2016 goals were tied to various strategic, financial and operational objectives, taking into consideration each NEO’s job function and responsibilities.  For competitive harm reasons, the Company does not disclose specific details on individual goals and strategic objectives, although major accomplishments in Fiscal 2016 for each NEO are listed on page 21.

2016 Short-Term Incentives (Annual Bonus): Results and Payouts

•                                          Corporate Financial & Operational Results (Collectively Weighted 90% to 95% of Target Award). Following several years of extraordinary growth, Fiscal 2016 performance results were expected to be at or below Fiscal 2015 levels.  Fiscal 2016 Target goals for Adjusted Operating Income and Adjusted EPS were set at Fiscal 2015 actual levels, and the Adjusted Net Sales Target was set slightly above Fiscal 2015 actual results.  These goals were established prior to the KUPI acquisition, and therefore, all Fiscal 2016 performance goals and actual results exclude the KUPI transaction.  Based on the established Target goals, the Committee increased the hurdle for Fiscal 2016 Threshold performance goals from 80% of Target to 90% of Target goals.  The Committee viewed these performance hurdles as very challenging in light of then-current internal forecasts and economic conditions.  For Fiscal 2016, the Committee established financial performance goals ranging from 90% of Target (Threshold) to 120% of Target (Superior):

	Weighting	Performance Goals (Excluding KUPI Transaction)
Performance Metric	(Out of 100%)	Threshold	Target	Superior	Actual
Adjusted Operating Income ($ millions)	50%	$220.7	$245.2	$294.2	$207.1
Adjusted Earnings Per Share (EPS)	20% (25% for CEO)	$3.93	$4.37	$5.24	$3.79
Adjusted Net Sales ($ millions)	20%	$393.3	$437.0	$524.4	$400.4

Excluding the impact of the KUPI acquisition, actual Fiscal 2016 performance results were below Threshold levels for Adjusted Operating Income and Adjusted EPS, and between Threshold and Target levels for Adjusted Net Sales.  Actual Adjusted Operating Income for Fiscal 2016 excluded pre-tax items totaling $76 million, including acquisition-related expenditures, purchase accounting-related expenses due to the KUPI acquisition, and other non-recurring one-time items.

Actual Adjusted EPS excluded the same $76 million in pre-tax items that were excluded from Adjusted Operating Income plus $70 million in interest expense and the tax effects for all of these items. The Adjusted Net Sales performance metric excluded items totaling $142 million, including KUPI sales of approximately $166 million between the date of acquisition and fiscal year end and $24 million related to a customer settlement.

•                                          Individual Results (Collectively Weighted 5% of Target Award for the CEO and 10% for other Current NEOs).

NEO	Performance Highlights
Arthur P. Bedrosian

• Doubled the size of the Company through acquisitions

• Reduced product concentrations

• Restored relations with major KUPI customer

• Refinanced $250 million 12% Senior Note within six months of closing the Acquisition

• Led and managed C-Suite leadership/succession planning with Human Resources

Martin P. Galvan

• Delivered accurate financial reports on a required quarterly and annual basis as an accelerated filer with the SEC while integrating the two M&A transactions

• Worked with CEO to refinance $250 million Senior Note

• Contributed to the integration of Silarx and KUPI

• Assembled and mentored an executive M&A and banking team

Kevin Smith

• Doubled sales of Silarx products and integrated KUPI acquisition and reorganized sales team

• Introduced Silarx and KUPI products and increased market share on Lannett products

• Transitioned CSO into in-house sales team for C-Topical brand sales

John Abt	• Introduced new quality initiatives at all sites in systemic Quality procedures • Headed the Integration Management Office to integrate the two M&A transactions
Robert Ehlinger

• Assembled team to upgrade SAP at Lannett

• Introduced SAP at both Silarx and Cody Labs sites

• Assembled and headed the separation and eventual integration of SAP from UCB to Lannett

• Made IT software compatible with internal SOX compliance initiatives

Individual goals are not shown for Messrs. Bogda and Schreck, both of whom departed from the Company during Fiscal 2016 and did not receive a bonus.

Total Annual Bonus

Based on our performance results and individual contributions, the NEOs earned below-Target awards for the corporate operational component and awards between Threshold and Target levels for the individual component under the Annual Bonus Plan.  Overall awards for current NEOs were equal to approximately 11.3% (9.3% for the CEO) of target amounts.  Total awards for each of the NEOs were as follows:

NEO	Operational Results Portion of the Bonus (90% to 95%)	Individual Results Portion of the Bonus (5% to 10%)	Total Actual Bonus
Arthur P. Bedrosian	$36,734	$9,183	$45,917
Martin P. Galvan	$19,870	$3,974	$23,844
Kevin Smith	$17,634	$3,527	$21,161
John Abt	$16,215	$3,243	$19,458
Robert Ehlinger	$11,329	$2,266	$13,595

Short-term incentive awards earned in Fiscal 2016 were well-below awards earned in Fiscal 2015, reflecting below-target performance results in Fiscal 2016 as compared with near-superior performance in Fiscal 2015.

Special Recognition Awards for KUPI Transaction

To recognize the successful closing of the KUPI acquisition and related integration activities during Fiscal 2016, the Committee approved one-time cash awards to our NEOs and other key employees who were actively involved with the transaction.  The Committee approved an aggregate award pool equal to approximately $2.7 million, with approximately 66% allocated to our NEOs.  Special recognition awards to our NEOs were as follows:

NEO	Percentage of Total Special Recognition Award Pool	Special Recognition Transaction Incentive
Arthur P. Bedrosian	27.9%	$811,484
Martin P. Galvan	15.8%	$492,928
Kevin Smith	7.0%	$178,840
John Abt	6.1%	$154,321
Robert Ehlinger	9.0%	$229,228

In approving these awards, the Committee considered the efforts and contributions of each executive towards the KUPI transaction, which nearly doubled the size of the Company and greatly expanded the product portfolio, and the significant progress achieved in terms of integration activities during Fiscal 2016.

Long-Term Incentives

In Fiscal 2015, the Committee approved a new long-term incentive program that ties equity grant levels to Company performance, using the same financial and operational metrics as under the Annual Bonus Plan.  Each NEO had a target award opportunity equal to 100% of base salary, provided through an equally weighted value mix of stock options and restricted stock.  Actual grants can range from 0% (for below threshold results) to 150% (for superior performance) of target award levels:

Fiscal 2015 Performance Result	Percentage of Target Equity Grants Earned (as % of Target Grant)
Below Threshold	0% (subject to Committee discretion)
Threshold (80% of Budget)	50%
Target (100% of Budget)	100%
Superior (120% of Budget)	150%

Grants Made in Fiscal 2016 (Based on Fiscal 2015 Performance)

In Fiscal 2015, the Company achieved above-target financial performance results and NEOs exceeded individual performance goals.  As a result, the Committee approved the following grants to NEO in Fiscal 2016, effective as of July 22, 2015:

	Equity Grants Earned Based on Fiscal 2015 Performance
NEO	# of Stock Options	# of Restricted Shares
Arthur P. Bedrosian	15,280	6,880
Martin P. Galvan	8,990	4,040
Kevin Smith	7,880	3,550
John Abt	1,970	880
Robert Ehlinger	6,300	2,830
Michael Bogda*	7,710	3,470
William Schreck*	9,810	4,410

* Messrs. Bogda and Schreck departed from the Company during Fiscal 2016.  Per the terms of their Separation Agreements, Messrs. Bogda’s and Schreck’s awards fully vested upon their departure.

These stock options vest in three equal annual increments, beginning on the first anniversary of grant and expire on the tenth anniversary from the date of grant. Each stock option has an exercise price of $59.20, equal to our closing stock price on the date of grant.  Restricted stock also vests in three equal annual increments, beginning on the first anniversary of grant.  These grants are included in the Summary Compensation Table and Grants of Plan-Based Awards Table in the Form 10-K and proxy filings for Fiscal 2016, per current SEC reporting requirements.  Mr. Bedrosian also received a grant of 4,223 common shares on July 22, 2015, along with all other members of our Board of Directors, to recognize Fiscal 2015 board service.

Grants Made in Fiscal 2017 (Based on Fiscal 2016 Performance)

In Fiscal 2016, the Committee increased target long-term incentive award opportunities to 200% of salary for Mr. Bedrosian and 125% of salary for Messrs. Galvan and Smith to more closely align with 50th percentile market values.  Expressed as percentages of salary, no changes were made to target award opportunities for Messrs. Abt, and Ehlinger.  Consistent with the change made to the Fiscal 2016 Annual Bonus Plan, the Committee also increased Threshold hurdles for Fiscal 2016 performance goals from 80% of Target to 90% of Target.  The Committee also modified the mix for any earned awards, with 65% of the grant value provided in the form of restricted stock and 35% in the form of stock options.  This change was made to help manage equity plan share usage and dilution levels and to enhance executive retention.  Actual grants could range from 0% (for below threshold results) to 150% (for superior performance) of target award levels:

Fiscal 2016 Performance Result	Percentage of Target Equity Grants Earned (as % of Target Grant)
Below Threshold	0% (subject to Committee discretion)
Threshold (90% of Target)	50%
Target (100% of Target)	100%
Superior (120% of Target)	150%

In Fiscal 2016, and excluding the KUPI acquisition, the Company achieved financial performance results between Threshold and Target levels for Adjusted Net Sales and below Threshold levels for profitability.  Based on Company financial and individual performance results, the Committee approved the following grants to NEO in Fiscal 2017, with grant date values ranging from approximately 15% to 18% of target award levels, and effective as of July 27, 2016:

	Equity Grants Earned Based on Fiscal 2016 Performance
NEO	# of Stock Options	# of Restricted Shares
Arthur P. Bedrosian	4,088	3,718
Martin P. Galvan	1,769	1,609
Kevin Smith	1,570	1,428
John Abt	1,155	1,050
Robert Ehlinger	968	881

These stock options vest in three equal annual increments, beginning on the first anniversary of grant and expire on the tenth anniversary from the date of grant. Each stock option has an exercise price of $31.30, equal to our closing stock price on the date of grant.  Restricted stock also vests in three equal annual increments, beginning on the first anniversary of grant.  These grants will be included in the Summary Compensation Table and Grants of Plan-Based Awards Table in the Form 10-K and proxy filings for Fiscal 2017, per current SEC reporting requirements.

Other Policies, Programs and Guidelines

The Company currently maintains a clawback policy under the Sarbanes-Oxley Act, with incentive awards for the CEO and CFO subject to recoupment in the event of a material financial restatement triggered by fraud or misconduct.  Additionally, any employee who violates the provisions of the Company’s Code of Business Conduct and Ethics is subject to disciplinary penalties that may include termination of employment.  The Committee intends to comply with any regulatory requirements pertaining to clawback provisions under the Dodd-Frank Act once rules are finalized by the SEC and New York Stock Exchange.

NEOs, like all other employees, have retirement programs and other benefits as part of their overall compensation package.  The Committee believes that these programs and benefits support our compensation philosophy, part of which is to provide compensation that is sufficiently competitive to attract, motivate and retain an executive team fully capable of driving exceptional performance.  The Committee periodically reviews these programs to validate that they are reasonable and consistent with market practice.  Attributed costs of the personal benefits available to the NEOs are included in column (i) of the Summary Compensation Table on page 26.

•                 Retirement Benefits. Each of our NEOs is eligible to participate in a 401(k) plan that is available to all employees.  The Company provides matching contributions on a $0.50 basis up to 8% of the contributing employee’s base salary, subject to limitations of the 401(k) plan and applicable law.

•                 Other Benefits. Our NEOs are eligible to participate in the same health benefits available to all other employees — there are no special medical plans for our NEOs.  Lannett provides life insurance for NEOs which would, in the event of death, pay $115,000 to designated beneficiaries.  Premiums paid for coverage above $50,000 are treated as imputed income.  Lannett also provides short- and long-term disability insurance which would, in the event of disability, pay the NEO 60% of his base salary up to the plan limits of $2,000 per week for short-term disability and $15,000 per month for long-term disability.

The NEOs are also provided with car allowances.

•                 Post-Termination Pay. The Committee believes that reasonable severance and change-in-control benefits are necessary in order to recruit and retain qualified senior executives and are generally required by the competitive recruiting environment within our industry and the marketplace in general.  These severance benefits reflect the fact that it may be difficult for our NEOs to find comparable employment within a short period of time, and are designed to alleviate concerns about the loss of his or her position without cause.  The Committee also believes that a change-in-control arrangement will provide security that will likely reduce the reluctance of an NEO to pursue a change in control transaction that could be in the best interest of our shareholders.  Lannett’s severance plan is designed to pay severance benefits to a NEO for a qualifying separation.  For the CEO, the severance plan provides for payment of three times base salary, plus a pro-rated annual cash bonus for the current year calculated as if all targets and goals are achieved.  For the other NEOs, the severance plan provides for a payment of 18-months of base salary, plus a pro-rated annual cash bonus for the current year calculated as if all targets and goals are achieved.

•                 Tax and Accounting Implications. Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes the deductibility of a NEO’s compensation that exceeds $1,000,000 per year unless the compensation is paid under a performance-based plan that has been approved by shareholders.  The Committee believes that it is generally preferable to comply with the requirements of 162(m) through, for example, the use of certain types of equity grants under our 2014 Long-Term Incentive Plan.  However, to maintain flexibility in compensating NEOs in a manner consistent with our compensation philosophy, the Committee may elect to provide compensation outside those requirements when it deems appropriate.  The Committee believes that shareholder interests are best served by not restricting the Committee’s discretion in this regard, even though such compensation may result in non-deductible compensation expenses to the Company.

Looking Ahead: Executive Compensation Program Changes for Fiscal 2017

For Fiscal 2017, the Committee decided to increase base salaries for certain NEOs, modify the short-term incentive (Annual Bonus) design, and modify the long-term incentive plan design, as shown below:

•                 Base Salaries.  For Fiscal 2017, the Committee approved the following market adjustments to position base salaries for our NEOs at or near 50th percentile market values, which increased significantly for most executives following the KUPI transaction and the doubling in Company size:

NEO	2016 Base Salary	2017 Annual Base Salary	% Change
Arthur P. Bedrosian	$615,129	$735,000	19%
Martin P. Galvan	$354,916	$415,000	17%
Kevin Smith	$314,974	$370,000	17%
Robert Ehlinger	$242,823	$280,000	15%
John Abt	$289,632	$289,632	—%

•                 Short-Term Incentives (Annual Bonus).  For Fiscal 2017, performance metrics and weightings are the same as those for Fiscal 2016.  The target annual bonus opportunity for Mr. Bedrosian increased to 90% of base salary.  For other NEOs, target annual bonus opportunities, expressed as percentages of base salary, are the same as in Fiscal 2016.  Based on established Target performance goals for Fiscal 2017, the Committee chose to maintain Threshold performance levels at 90% of Target and Superior performance levels at 120% of Target.

•                 Long-Term Incentives. Equity grant levels will be based on the Company’s Fiscal 2017 financial performance using the same metrics as under the Annual Bonus Plan.  Based on established Target performance goals for Fiscal 2017, and consistent with the Fiscal 2017 Annual Bonus Plan design, the Committee established Threshold performance at 90% of Target levels and Superior performance at 120% of Target levels.  Expressed as percentages of base salary, target long-term incentive award opportunities will equal 300% for Mr. Bedrosian, 200% for Mr. Galvan, 150% for Mr. Smith, and 100% for Messrs. Abt and Ehlinger.  Actual grant levels will range from 0% to 150% of target levels, based on Fiscal 2017 performance, as follows:

Fiscal 2017 Performance Result	Percentage of Target Award Opportunity Earned
Below Threshold	0% (subject to Committee discretion)
Threshold (90% of Target)	50%
Target (100% of Target)	100%
Superior (120% of Target)	150%

For any award values earned, the Company is considering the following equity award mix: 45% will be provided in the form of restricted stock that vests based on continued service, 30% stock options, and 25% will be provided in the form of performance-based restricted stock tied to our 3-year total shareholder return (TSR) relative to industry peers. Grants, if any, will occur following the end of Fiscal 2017, with stock options and time-based restricted stock vesting in three equal annual increments based on continued service with the Company, and performance-based restricted shares only vesting if our 3-year TSR is at or above the 50th percentile of companies included in our 2016 industry peer group.  This expected change in award mix was made to further align executive and shareholder interests.

•                  Financial Planning Allowance.  Beginning in Fiscal 2017, the Committee approved an annual financial planning allowance of up to $15,000 per NEO.  The executive is responsible for any tax liability associated with the financial planning benefit.  During Fiscal 2017, the Board repealed the Financial Planning allowance.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed, discussed and approved the CD&A as set forth above with management.  Taking this review and discussion into account, the undersigned Committee members recommend to the Board of Directors that the CD&A be included in the annual report on Form 10-K and in this Proxy Statement.

Paul Taveira, Chairman

David Drabik

James Maher

Albert Paonessa III

COMPENSATION OF EXECUTIVE OFFICERS

Overview

The tables and narratives set forth below provide specified information concerning the compensation of our Named Executive Officers (NEOs) for the fiscal year ended June 30, 2016.

Summary Compensation Table

This table summarizes all compensation paid to or earned by our NEOs for fiscal years 2016, 2015 and 2014.

						Non-equity
				Stock	Options	incentive plan	All Other
Name and Principal Position	Fiscal Year	Salary	Bonus	Awards	Awards	compensation	Compensation	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)

Arthur P. Bedrosian	2016	$615,129	$811,484	$657,298	$400,977	$45,917	$78,382	$2,609,187
Chief Executive Officer	2015	555,170	—	620,494	1,613,437	802,576	70,102	3,661,780
	2014	539,000	—	995,450	726,825	808,500	64,286	3,134,061

Michael Bogda	2016	$477,354	$—	$205,424	$202,325	$—	$528,907	$1,414,010
Former President	2015	280,000	—	—	1,681,088	323,823	19,597	2,304,509
	2014	—	—	—	—	—	—	—

Martin P. Galvan	2016	$354,916	$492,928	$239,168	$235,915	$23,844	$28,917	$1,375,688
Vice President of Finance and	2015	326,510	—	275,775	504,199	377,613	38,377	1,522,475
Chief Financial Officer	2014	317,000	—	637,450	403,792	380,400	20,645	1,759,287

William Schreck	2016	$89,095	$—	$261,072	$257,434	$—	$651,699	$1,259,300
Former Chief Operating Officer	2015	356,380	—	135,130	487,393	412,158	55,344	1,446,404
	2014	346,000	—	287,259	363,413	367,622	36,107	1,400,400

Kevin Smith	2016	$314,974	$178,840	$210,160	$206,787	$21,160	$24,869	$956,790
Senior Vice President of Sales	2015	286,340	—	330,930	436,973	331,156	35,786	1,421,185
and Marketing	2014	278,000	—	350,004	363,413	333,600	23,399	1,348,416

Robert Ehlinger	2016	$242,823	$229,228	$167,536	$165,324	$13,595	$36,400	$854,906
Vice President of Logistics and	2015	236,900	—	—	168,066	216,470	29,261	650,698
Chief Information Officer	2014	230,000	—	171,360	282,654	161,000	28,054	873,068

John Abt	2016	$289,632	$154,321	$52,688	$51,697	$19,458	$16,341	$584,137
Vice President of Quality	2015	71,500	—	152,685	—	69,427	2,285	295,897
	2014	—	—	—	—	—	—	—

(1)             Mr. Bogda joined the Company as President in December 2014 and departed from the Company effective June 3, 2016

(2)             Mr. Schreck retired from the Company effective September 11, 2015

All Other Compensation

The following summarizes the components of column (i) of the Summary Compensation Table above:

Name and Principal Position	Fiscal Year	Company Match Contributions 401(k) Plan	Auto Allowance	Pay in Lieu of Vacation	Separation Payments	Excess Life Insurance	Total

Arthur P. Bedrosian	2016	$8,000	$13,500	$55,598	$—	$1,284	$78,382
Chief Executive Officer	2015	10,715	13,500	44,841	—	1,046	70,102
	2014	9,438	13,500	40,425	—	923	64,286

Michael Bogda	2016	$9,292	$12,981	$18,078	$488,352	$204	$528,907
Former President	2015	6,000	13,555	—	—	42	19,597
	2014	—	—	—	—	—	—

Martin P. Galvan	2016	$10,197	$10,800	$7,508	$—	$412	$28,917
Vice President of Finance, Chief	2015	8,893	10,800	18,288	—	396	38,377
Financial Officer and Treasurer	2014	9,380	10,800	—	—	465	20,645

William Schreck	2016	$2,626	$2,492	$31,355	$614,992	$234	$651,699
Former Chief Operating Officer	2015	9,514	10,800	34,267	—	762	55,344
	2014	10,411	10,800	13,973	—	923	36,107

Kevin Smith	2016	$8,678	$13,500	$2,423	$—	$268	$24,869
Senior Vice President of Sales and	2015	9,423	13,500	12,665	—	198	35,786
Marketing	2014	9,737	13,500	—	—	162	23,399

Robert Ehlinger	2016	$8,030	$10,800	$17,312	$—	$258	$36,400
Vice President of Logistics and	2015	8,030	10,800	10,173	—	258	29,261
Chief Information Officer	2014	8,160	10,800	8,747	—	347	28,054

John Abt	2016	$5,403	$10,800	$—	$—	$138	$16,341
Vice President of Quality	2015	—	2,285	—	—	—	2,285
	2014	—	—	—	—	—	—

Grants of Plan-Based Awards in Fiscal 2016

								All Other Stock	All Other
								Awards:	Option Awards:		Grant Date
		Estimated Future Payouts Under						Number of	Number of	Exercise or	Fair Value of
		Non-Equity Incentive Plan			Estimated Future Payouts Under			Shares of	Securities	Base Price	Stock and
		Awards			Equity Incentive Plan Awards			Stocks or Units	Underlying	of Option	Options
		Threshold	Target	Maximum	Threshold	Target	Maximum	(2)	Options (2)	Awards (3)	Awards (4)
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh)	($)

Arthur P. Bedrosian (1)	7/22/2015							11,103			$657,298
Chief Executive Officer	7/22/2015								15,280	$59.20	$400,977

Michael Bogda	7/22/2015							3,470			$205,424
Former President	7/22/2015								7,710	$59.20	$202,325

Martin P. Galvan	7/22/2015							4,040			$239,168
Vice President of Finance and Chief Financial Officer	7/22/2015								8,990	$59.20	$235,915

William Schreck	7/22/2015							4,410			$261,072
Former Chief Operating Officer	7/22/2015								9,810	$59.20	$257,434

Kevin Smith	7/22/2015							3,550			$210,160
Senior Vice President of Sales and Marketing	7/22/2015								7,880	$59.20	$206,787

Robert Ehlinger	7/22/2015							2,830			$167,536
Vice President of Logistics and Chief Information Officer	7/22/2015								6,300	$59.20	$165,324

John Abt	7/22/2015							890			$52,688
Vice President of Quality	7/22/2015								1,970	$59.20	$51,697

(1)             Includes 4,223 shares granted to all directors for Board service during Fiscal 2015.

(2)             Reflects stock options and restricted stock granted to NEOs during Fiscal 2016 to recognize the Company’s Fiscal 2015 performance, which vest in three equal annual increments.

(3)             The exercise price was equal to the Company’s closing stock price on the date of grant.

(4)             Stock options were valued using the Black-Scholes option pricing model. The assumptions used in fair value calculations are described in Note 17, “Share-Based Compensation,” in the Form 10-K.  The grant date fair value for other stock grants reflects the number of shares multiplied by the Company’s closing stock price on the applicable date of grant.

Outstanding Equity Awards at 2016 Fiscal Year End

The following table sets forth information concerning the outstanding stock awards held at June 30, 2016 by each of the NEOs. The options were granted ten years prior to the option expiration date and vest over three years from that grant date.  Restricted shares vest three years from the date of grant.

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Arthur P. Bedrosian	20,325	—	—	$6.89	11/27/2016
Chief Executive Officer	75,000	—	—	$4.03	9/17/2017
	30,000	—	—	$2.80	9/18/2018
	75,000	—	—	$6.94	10/29/2019
	89,500	—	—	$3.55	8/25/2021
	64,000	—	—	$4.16	10/25/2022
	60,000	30,000	—	$13.86	9/4/2023
	32,000	64,000	—	$34.77	8/11/2024
	—	15,280	—	$59.20	7/21/2025

						18,547	$441,233
Michael Bogda	75,000	—	—	$46.34	11/30/2024
Former President	7,710			$59.20	7/21/2025
						3,470	$82,551

Martin P. Galvan	40,000	—	—	$4.73	7/15/2021
Vice President of Finance and Chief Financial Officer	32,000	—	—	$4.16	10/25/2022
	33,333	16,667	—	$13.86	9/4/2023
	10,000	20,000		$34.77	8/11/2024
	—	8,990		$59.20	7/21/2025
						9,874	$234,902

William Schreck	—	—	—	$—
Former Chief Operating Officer	—	—	—	$—
						—	$—

Kevin Smith	11,667	—	—	$4.16	10/25/2022
Senior Vice President of Sales and Marketing	15,000	15,000	—	$13.86	9/4/2023
	8,666	17,334	—	$34.77	8/11/2024
	—	7,880	—	$59.20	7/21/2025
						10,550	$250,985

Robert Ehlinger	—	11,667	—	$13.86	9/4/2023
Vice President of Logistics and Chief Information Officer	3,333	6,667	—	$34.77	8/11/2024
	—	6,300	—	$59.20	7/21/2025
						2,830	$67,326

John Abt	—	1,970	—	$59.20	7/21/2025
Vice President of Quality						2,390	$56,858

Options Exercised and Stock Vested During the Fiscal Year Ended June 30, 2016

The following table sets forth information concerning stock options exercised and stock awards that vested during Fiscal 2016 for each of the NEOs.

	Options		Stock Awards
	Number of Shares	Value	Number of	Value
Name and Principal Position	Acquired	Realized	Shares Acquired	Realized
(a)	On Exercise	on Exercise	on Vesting	on Vesting

Arthur P. Bedrosian	16,667	$461,176	10,890	$574,908
Chief Executive Officer

Michael Bogda	—	$—	3,470	$85,397
Former President

Martin P. Galvan	—	$—	3,333	$162,443
Vice President of Finance and Chief Financial Officer

William Schreck	70,667	$1,383,552	8,902	$509,947
Former Chief Operating Officer

Kevin Smith	—	$—	4,000	$194,940
Senior Vice President of Sales and Marketing

Robert Ehlinger	65,090	$1,159,625	—	$—
Vice President of Logistics and Chief Information Officer

John Abt	—	$—	750	$13,268
Vice President of Quality

Employment and Separation Agreements

The Company has entered into employment agreements with its current NEOs.  Each of the agreements provides for an annual base salary and eligibility to receive a bonus.  The salary and bonus amounts of these executives are determined by the review and approval of the Compensation Committee in accordance with the Committee’s charter as approved by the Board of Directors.  Additionally, these executives are eligible to receive stock options and restricted stock awards.  Under the agreements, these executive employees may be terminated at any time with or without cause, or by reason of death or disability.  In certain termination situations, the Company is liable to pay these executives severance compensation as discussed in the table below.  The Company previously maintained employment agreements with Messrs. Bogda and Schreck, which expired upon their termination of employment.

Effective September 11, 2015, the Company entered into a Separation Agreement and General Release with Mr. Schreck, our former Chief Operating Officer, upon his termination of employment.  The agreement provides for a lump sum separation payment of $614,992, equal to eighteen months of Mr. Schreck’s final base salary, pro-rated cash bonus, continued medical benefits coverage for eighteen months, and immediate vesting of all unvested stock options and restricted stock awards.  In exchange for these benefits, Mr. Schreck agreed to release the Company from any claims and to cooperate in the resolution of any issues pertaining to filings, investigations, or claims relating to events that occurred during his tenure with the Company.  He also agreed to various restrictive covenants during the eighteen month period following his separation from service.

Effective June 3, 2016, the Company entered into a Separation Agreement and General Release with Mr. Bogda, our former President, upon his termination of employment.  The agreement provides for a lump sum separation payment of $488,352, equal to twelve months of Mr. Bogda’s final base salary, continued medical benefits coverage for twelve months, and immediate vesting of all unvested stock options and restricted stock awards.  In exchange for these benefits, Mr. Bogda agreed to release the Company from any claims and to cooperate in the resolution of any issues pertaining to filings, investigations, or claims relating to events that occurred during his tenure with the Company.  He also agreed to various restrictive covenants during the twelve month period following his resignation.

Potential Payments upon Termination or Change in Control

The following table assumes that the relevant triggering event occurred on June 30, 2016.  The fair market values of share-based compensation (i.e. Stock Options and Restricted Stock) were calculated using the closing price of Lannett Company, Inc. stock ($23.79) on June 30, 2016, which was the last trading day of Fiscal 2016.  The “spread,” the difference between the fair market value of Lannett Company’s stock on June 30, 2016, and the option exercise price, was used for valuing stock options.

Name	Base Salary Continuation	Annual Cash Bonus	Acceleration and Exercisability of Unvested Stock Options	Acceleration of Unvested Restricted Stock	Insurance Benefit Continuation	Other Benefits	Total
Arthur P. Bedrosian
Without Cause/With Good Reason (1) (2)	$1,845,386	$45,917	$297,900	$441,233	$38,016	$7,124	$2,675,576
For Cause (3) (4)	—	45,917	—	—	—	7,124	53,041
Retirement / Death / Disability (3)	—	45,917	—	—	—	7,124	53,041
Change in Control (5)	1,845,386	45,917	297,900	441,233	38,016	7,124	2,675,576

Michael Bogda
Without Cause/With Good Reason (1) (2)	$—	$—	$—	$—	$—	$—	$—
For Cause (3) (4)	—	—	—	—	—	—	—
Retirement / Death / Disability (3)	—	—	—	—	—	—	—
Change in Control (5)	—	—	—	—	—	—	—

Martin P. Galvan
Without Cause/With Good Reason (1) (2)	$532,375	$23,844	$165,503	$234,902	$30,214	$4,492	$991,330
For Cause (3) (4)	—	23,844	—	—	—	4,492	28,336
Retirement / Death / Disability (3)	—	23,844	—	—	—	4,492	28,336
Change in Control (5)	532,375	23,844	165,503	234,902	30,214	4,492	991,330

William F. Schreck
Without Cause/With Good Reason (1) (2)	$—	$—	$—	$—	$—	$—	$—
For Cause (3) (4)	—	—	—	—	—	—	—
Retirement / Death / Disability (3)	—	—	—	—	—	—	—
Change in Control (5)	—	—	—	—	—	—	—

Kevin R. Smith
Without Cause/With Good Reason (1) (2)	$472,461	$21,160	$148,950	$250,985	$37,560	$5,088	$936,205
For Cause (3) (4)	—	21,160	—	—	—	5,088	26,248
Retirement / Death / Disability (3)	—	21,160	—	—	—	5,088	26,248
Change in Control (5)	472,461	21,160	148,950	250,985	37,560	5,088	936,205

Robert Ehlinger
Without Cause/With Good Reason (1) (2)	$364,234	$13,595	$115,853	$67,326	$2,548	$5,392	$568,948
For Cause (3) (4)	—	13,595	—	—	—	5,392	18,987
Retirement / Death / Disability (3)	—	13,595	—	—	—	5,392	18,987
Change in Control (5)	364,234	13,595	115,853	67,326	2,548	5,392	568,948

John Abt
Without Cause/With Good Reason (1) (2)	$434,448	$19,458	$—	$56,858	$37,047	$2,344	$550,156
For Cause (3) (4)	—	19,458	—	—	—	2,344	21,802
Retirement / Death / Disability (3)	—	19,458	—	—	—	2,344	21,802
Change in Control (5)	434,448	19,458	—	56,858	37,047	2,344	550,156

(1) Each employment agreement ranges from 1-3 years and is automatically renewed unless notice is given by either party.  Any non-renewal of the existing employment agreements by the Company and any resignation of the Executive with Good Reason both constitute a termination without Cause.  Under the existing employment agreements base salary continuation for a period of 18-36 months, pro-rated cash bonus as if all targets and goals were achieved subject to any applicable cap on cash payments, acceleration of exercisability of unvested stock option awards, acceleration of unvested restricted stock, and insurance benefit continuation for a period of 18 months (collectively “Severance Compensation”) will only be made if the Executive executes and delivers to the Company, in a form prepared by the Company, a release of all claims against the Company and other appropriate parties, excluding the Company’s performance obligation to pay Severance Compensation and the Executive’s vested rights under the Company sponsored retirement plans, 401(k) plans and stock ownership plans (“General Release”).  Severance Compensation is paid in equal monthly installments over a 12 month period to commence on the 90th day following the Termination Date provided the Executive has not revoked the General Release prior to that date.  Earned but unpaid base salary, accrued but unpaid annual bonus (if the Executive otherwise meets the eligibility requirements) and accrued but unpaid paid time off and other miscellaneous items are to be paid in a single lump sum in cash no later than the earlier of: (1) the date required under applicable law; or (2) 60 days following the Termination Date.

(2)  Under the existing employment agreements, Good Reason is defined as giving written notice of his resignation within thirty (30) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events: (A) the assignment to Executive of duties materially and adversely inconsistent with Executive’s position or a material and adverse alteration in the nature of his duties, responsibilities and/or reporting obligations, (B) a reduction in Executive’s Base Salary or a failure to pay any such amounts when due; or (C) the relocation of Company headquarters more than 100 miles from its current location.  Good Reason is also defined to include any other reason provided the Executive gives at least thirty (30) days prior written notice to Company.

(3) Under the existing employment agreements,  if the Executive is terminated For Cause; by death; by disability; resigns without Good Reason; or retires; earned but unpaid base salary, accrued but unpaid annual bonus (if the Executive otherwise meets the eligibility requirements) and accrued but unpaid paid time off and other miscellaneous items are to be paid in a single lump sum in cash no later than the earlier of: (1) the date required under applicable law; or (2) 60 days following the Termination Date.

(4) For Cause generally means Executive’s willful commission of an act constituting fraud, embezzlement, breach of fiduciary duty, material dishonesty with respect to the Company, gross negligence or willful misconduct in performance of Executive duties, willful violation of any law, rule or regulation relating to the operation of the Company, abuse of illegal drugs or other controlled substances or habitual intoxication, willful violation of published business conduct guidelines, code of ethics, conflict of interest or other similar policies, and Executive becoming under investigation by or subject to any disciplinary charges by any regulatory agency having jurisdiction over the Company (including but not limited to the Drug Enforcement Administration (DEA), Food and Drug Administration (FDA) or the Securities and Exchange Commission (SEC)) or if any complaint is filed against the Executive by any such regulatory agency.

(5) Under the existing employment agreements a Change in Control is defined as a “change in ownership of the Company,” “a change in effective control of the Company,” or “a change in ownership of a substantial portion of the Company’s assets.”  If the Executive is terminated by the Company without Cause or resigns with Good Reason within 24 months of a Change in Control event, the Executive shall be entitled to earned but unpaid base salary, accrued but unpaid annual bonus (if the Executive otherwise meets the eligibility requirements) and accrued but unpaid paid time off and other miscellaneous items.  These items are to be paid in a single lump sum in cash no later than the earlier of: (1) the date required under applicable law; or (2) 60 days following the Termination Date.  Additionally, the Executive shall be entitled to Severance Compensation to be paid in equal monthly installments over a 12 month period to commence on the 90th day following the Termination Date provided the Executive has not revoked the General Release prior to that date.  A written notice that the Executive’s employment term is not extended within the 24-month period after a Change in Control shall be deemed a termination without Cause, unless the Executive and the Company execute a new employment agreement.

COMPENSATION OF DIRECTORS

Our Board of Directors is actively involved in providing strategic direction and fiduciary oversight to the Company. During Fiscal 2016 we had a total of six Board members, which resulted in a significant workload for our directors, with our four independent directors serving on an average of three committees each.  Our Board of Directors held numerous meetings and teleconferences in Fiscal 2016 in carrying out its responsibilities. One of the important roles the Board plays is in the area of mergers and acquisitions (“M&A”).  The Company has been involved with a significant amount of M&A activity over the past several years, including the KUPI acquisition in Fiscal 2016 and the acquisition of Silarx Pharmaceuticals, Inc. in Fiscal 2015.  The Board is actively involved in transactional due diligence as well as on-going reviews of business development activities.

For Fiscal 2016, our non-employee directors received a cash retainer of $90,000, payable in monthly increments of $7,500, for Board and committee service.  For serving as Lead Independent Director, Mr. Drabik also received an additional retainer of $1,000 per month, beginning in January 2016.  No other cash retainers or meeting fees were provided.

Board members receive annual equity grants to recognize their service during the prior fiscal year.  Grant levels may vary from year to year based on Company performance.  Given the Company’s strong performance and the significant efforts and contributions of our directors in Fiscal 2015, in July 2015, each Board member serving in Fiscal 2015 received an award of 4,223 common shares with a grant date value of $250,002, immediately vested at grant.  These grants are shown in the table below, since they occurred in Fiscal 2016.  Based on the Company’s performance and the significant efforts and contributions of our directors in Fiscal 2016, in July 2016, each non-employee Board member received an award of 4,075 common shares with a grant date value of $124,980, immediately vested at grant. Grant date values for this grant will be reported in the director compensation table for Fiscal 2017, since the grant occurred after the end of Fiscal 2016.  As an executive director, Mr. Bedrosian did not receive an additional grant for Fiscal 2016 board service.

Effective in July 2014, the Board of Directors approved stock ownership guidelines for non-employee directors equal to three times their cash retainer.  Non-employee directors must meet required ownership levels within five years of first becoming subject to the guidelines.  All directors other than Mr. Paonessa, who joined the board in Fiscal 2016, currently meet required ownership levels.

We maintain policies that prohibit Directors from pledging Lannett stock or engaging in activity considered hedging of our common stock, and none of our Directors has pledged Lannett stock as collateral for a personal loan or other obligations.

The following table shows compensation information for Fiscal 2016 for non-employee members of our Board of Directors.

	Fees Earned	Stock Awards (1)	Options Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)

Jeffrey Farber	$90,000	$250,002	—	—	—	—	$340,002

David Drabik	96,000	250,002	—	—	—	—	346,002

Paul Taveira	90,000	250,002	—	—	—	—	340,002

James Maher	90,000	250,002	—	—	—	—	340,002

Albert Paonessa III	90,000	31,085	—	—	—	—	121,085

(1) Reflects grant date award value for equity grants received in Fiscal 2016 to recognize Board service in 2015.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

The responsibility for the review of transactions with “related persons” (as defined below) has been assigned to the Audit Committee of the Board of Directors, which is comprised of three independent directors.  “Related persons” are defined as directors and executive officers or their immediate family members or stockholders owning more than five percent of the Company’s common stock.  The Audit Committee annually reviews related party transactions with any related person in which the amount exceeds $120,000.

The Company had total net sales of $3.1 million, $1.9 million and $2.3 million during the fiscal years ended June 30, 2016, 2015 and 2014, respectively, to a generic distributor, Auburn Pharmaceutical Company (“Auburn”).  Jeffrey Farber, Chairman of the Board, is the owner of Auburn.  Accounts receivable includes amounts due from Auburn of $682 thousand and $733 thousand at June 30, 2016 and 2015, respectively.

As part of its review, the Audit Committee noted that the amount of total net sales to Auburn approximated 0.6%,  0.5% and 1.5% of total net sales during the fiscal years ended June 30, 2016, 2015 and 2014, respectively.

The Audit Committee reviewed an analysis of sales prices charged to Auburn, which compared the average sales prices by product for Auburn sales to the average sales prices by product to other Lannett customers during the same period.  As a result of this analysis, the Audit Committee ratified the net sales made to Auburn during the fiscal years ended June 30, 2016 and noted that the aggregate impact of the difference in sales prices charged to Auburn compared to other customers was not significant.

PROPOSAL NO.  1 – ELECTION OF DIRECTORS

NOMINEES

The Company’s Bylaws provide that the number of directors of the Company may be determined by the Stockholders, or in the absence of such determination, by the Board.  Currently, there are six members of the Board.  The Board nominates the six persons named below who are currently serving on the Board, for election to the Board.  As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable to serve or will decline to serve as a director.  The six nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company until the next Annual Meeting or until their earlier resignation or removal.

The following list identifies the nominees for election to the Board and sets forth certain information regarding each nominee.  All nominees are currently serving as directors of the Company.  A majority of the directors on the Board are independent, as defined by the rules of the New York Stock Exchange (“NYSE”).  Those directors are referred to as “independent” below.

Jeffrey Farber, 56, was appointed a Director of the Company in May 2006 and was appointed Chairman of the Board of Directors in July 2012.  Jeffrey Farber joined the Company in August 2003 as Secretary.  Since 1994, Mr. Farber has been President and the owner of Auburn Pharmaceutical (“Auburn”), a national generic pharmaceutical distributor.  Prior to starting Auburn, Mr. Farber served in various positions at Major Pharmaceutical (“Major”), where he was employed for over 15 years.  At Major, Mr. Farber was involved in sales, purchasing and eventually served as President of the Midwest division.  Mr. Farber also spent time working at Major’s manufacturing division, Vitarine Pharmaceuticals, where he served on its Board of Directors.  Mr. Farber joined the Board of Directors of the Karmanos Cancer Center in June 2015.  The Karmanos Cancer Center is a not-for-profit national cancer center in Michigan.  Mr. Farber graduated from Western Michigan University with a Bachelors of Science Degree in Business Administration and participated in the Pharmacy Management Graduate Program at Long Island University.

The Governance and Nominating Committee concluded that Mr. Farber is qualified and should continue to serve, due, in part, to his significant experience in the generic drug industry and his ongoing role as the owner of a highly regarded and successful generic drug distributor.  His skills include a thorough knowledge of the generic drug marketplace and drug supply chain management.

Arthur P. Bedrosian, J.D., 70, was promoted to President of the Company in May 2002 and CEO in January of 2006.  Previously, he served as the Company’s Vice President of Business Development from January 2002 to April 2002.  Mr. Bedrosian was elected as a Director in February 2000 and served to January 2002.  Mr. Bedrosian was re-elected a Director in January 2006.  Mr. Bedrosian has operated generic drug manufacturing, sales and marketing businesses in the healthcare industry for many years.  Prior to joining the Company, from 1999 to 2001, Mr. Bedrosian served as President and Chief Executive Officer of Trinity Laboratories, Inc., a medical device and drug manufacturer.  Mr. Bedrosian also operated Pharmaceutical Ventures Ltd, a healthcare consultancy, Pharmeral, Inc. a drug representation company selling generic drugs and Interal Corporation, a computer consultancy to Fortune 100 companies. Mr. Bedrosian holds a Bachelor of Arts Degree in Political Science from Queens College of the City University of New York and a Juris Doctorate from Newport University in California.

The Governance and Nominating Committee concluded that Mr. Bedrosian is qualified to serve as a director, in part, because his experience as our Chief Executive Officer has been instrumental in the Company’s growth and provides the board with a compelling understanding of our operations, challenges and opportunities.  In addition, his background includes over 40 years in the generic pharmaceutical industry that encompasses a broad background and knowledge in the underlying scientific, sales, marketing and supply chain management which brings special expertise to the board in developing our business strategies.  His recent qualification to FINRA’s list of arbitrators recognizes his expertise and experience.

David Drabik, 48, was elected a Director of the Company in January 2011.  Mr. Drabik is a National Association of Corporate Directors Governance Fellow.  Since 2002, Mr. Drabik has been President of Cranbrook & Co., LLC (“Cranbrook”), an advisory firm primarily serving the private equity and venture capital community.  At Cranbrook, Mr. Drabik assists and advises its clientele on originating, structuring and executing private equity and venture capital transactions.  From 1995 to 2002, Mr. Drabik served in various roles and positions with UBS Capital Americas (and its predecessor UBS Capital LLC), a New York City based private equity and venture capital firm that managed $1.5 billion of capital.  From 1992 to 1995, Mr. Drabik was a banker with Union Bank of Switzerland’s Corporate and Institutional Banking division in New York City.  Mr. Drabik graduated from the University of Michigan with a Bachelors of Business Administration degree.

The Governance and Nominating Committee concluded that Mr. Drabik is well qualified and should be nominated to serve as a Director due, in part, to his understanding and involvement in investment banking.  As a global investment bank professional with extensive experience advising senior management, his skills include business analytics, financing and a strong familiarity with SEC documentation.  Mr. Drabik is an independent director as defined by the rules of the NYSE.

Paul Taveira, 57, was appointed a Director of the Company in May 2012.  Mr. Taveira has been Chief Executive Officer of the National Response Corporation, an international firm specializing in environmental services, since June 2015.  He previously served on the Board of Directors and as the Chief Executive Officer of A&D Environmental Services Inc., an environmental and industrial services company.  From 2007 to 2009, Mr. Taveira was a Managing Partner of Precision Source LLC, a manufacturer of precision parts for various industries across the United States.  From 1997 to 2007, Mr. Taveira held several positions at PSC Inc., a national provider of environmental services, including President, Vice President and Regional General Manager.  From 1987 to 1997, Mr. Taveira held several management positions with Clean Harbors Inc., an international provider of environmental and energy services.  Mr. Taveira graduated from Worcester State University with a Bachelor of Science degree in Biology.

The Governance and Nominating Committee concluded that Mr. Taveira is well qualified and should be nominated to serve as a Director due, in part, to his understanding and experience as a Chief Executive Officer and Director of various companies.  Mr. Taveira is an independent director as defined by the rules of the NYSE.

James M. Maher, 64, was appointed as a Director of the Company in June 2013.  He spent his entire 37 year professional career with PricewaterhouseCoopers (PwC) LLP, including 27 years as a partner, before retiring in June 2012.  Most recently, Maher served as the managing partner of PwC’s U.S. assurance practice, comprised of more than 1,100 partners and 12,000 staff.  Previously, he served as the regional assurance leader for the metro assurance practice.  During his tenure at PwC, Maher worked closely with senior management at several multinational companies, dealing extensively with significant acquisitions, divestitures, initial public offerings and secondary offerings.  Maher earned a bachelor’s degree in Accounting from LIU Post.

The Governance and Nominating Committee concluded that Mr. Maher is well qualified and should be nominated to serve as a Director, due to his extensive experience in the public accounting profession.  Additionally, Mr. Maher has significant experience in dealing with acquisitions, divestitures, initial public offerings and secondary offerings.  Mr. Maher is an independent director as defined by the rules of the NYSE.

Albert Paonessa, III, 56, was appointed as a Director of the Company in July 2015.  Mr. Paonessa retired from Anda, Inc., the fourth largest distributor of generic drugs in the U.S. in January 2015 after serving as President for the past 10 years.  He previously served as Anda’s Senior Vice President of Sales and before that as Vice President of IT.  Earlier, Mr. Paonessa was Vice President of Operations for VIP Pharmaceuticals, which was acquired by Anda’s parent company Andrx, in 2000.  Mr. Paonessa earned a Bachelor of Arts degree in Interpersonal Communications from Bowling Green State University.

The Governance and Nominating Committee concluded that Mr. Paonessa is well qualified and should be nominated to serve as a Director due, in part, to his significant experience in different executive roles within the generic pharmaceutical industry.  Additionally, Mr. Paonessa has a strong operational and technical background, especially in the areas of sales, IT, planning and budgeting and business development.  Mr. Paonessa is an independent director as defined by the rules of the NYSE.

To the best of the Company’s knowledge, there are no material proceedings to which any nominee is a party, or has a material interest adverse to the Company.  To the best of the Company’s knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any nominee during the past ten years.

Recommendation of the Board

THE BOARD RECOMMENDS THAT LANNETT STOCKHOLDERS VOTE “FOR” THESE NOMINEES.  UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED FROM STOCKHOLDERS WILL BE VOTED IN FAVOR OF THESE NOMINEES.

PROPOSAL NO.  2 – RATIFICATION OF GRANT THORNTON, LLP AS INDEPENDENT AUDITORS

The Board and the Audit Committee has appointed Grant Thornton, LLP (“Grant Thornton”) as the Company’s independent auditors for the fiscal year ending June 30, 2017.  Under the corporate governance requirements of the Sarbanes-Oxley Act of 2002, and Section 10A — (m)(2) of the Securities Exchange Act of 1934, as amended, which states — “The audit committee of each issuer, in its capacity as a committee of the board of directors, shall be directly responsible for the appointment, compensation, and oversight of the work of any registered public accounting firm employed by the issuer (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and each such registered public accounting firm shall report directly to the audit committee” — we are not required to have the stockholders ratify the selection of Grant Thornton as our independent auditors.  We are doing so because we believe it is good corporate practice to do so.  If the stockholders do not ratify the selection of Grant Thornton, the Board and the Audit Committee may reconsider whether or not to retain Grant Thornton.  Additionally, even if the selection is ratified, the Board and the Audit Committee in their sole discretion may change independent auditors at any time throughout the fiscal year.  Representatives from Grant Thornton are expected to be present at the Annual Meeting and will be available to respond to appropriate questions.

Grant Thornton LLP served as the independent auditors of the Company during Fiscal 2016, 2015 and 2014.  No relationship exists, other than the usual relationship between independent public accountant and client.  The following table identifies the fees incurred for services rendered by Grant Thornton LLP in Fiscal 2016, 2015 and 2014.

(In thousands)	Audit Fees	Audit- Related	Tax Fees (1)	All Other Fees (2)	Total Fees

Fiscal 2016:	$1,482	$—	$154	$—	$1,636
Fiscal 2015:	$499	$—	$104	$10	$613
Fiscal 2014:	$444	$—	$69	$—	$513

(1) Tax fees include fees paid for preparation of annual federal, state and local income tax returns, quarterly estimated income tax payments and various tax planning services.

(2) Other fees include fees paid for review of various correspondences, miscellaneous studies, etc.

The non-audit services provided to the Company by Grant Thornton LLP were pre-approved by the Company’s Audit Committee.  Prior to engaging its auditor to perform non-audit services, the Company’s Audit Committee reviews the particular service to be provided and the fee to be paid by the Company for such service and assesses the impact of the service on the auditor’s independence.

The Audit Committee Charter provides that pre-approval may be granted by the Audit Committee Chairman.  The Audit Committee Chairman must report, for informational purposes only, any pre-approval decision to the Audit Committee at its next scheduled meeting.

Recommendation of the Board

THE BOARD RECOMMENDS THAT LANNETT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED FROM STOCKHOLDERS WILL BE VOTED IN FAVOR OF THIS PROPOSAL.

OTHER BUSINESS

The Board does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than as set forth above.  If any other matter should be presented properly, it is the intention of the persons named as proxies to vote on such matters in accordance with their judgment.

STOCKHOLDER PROPOSAL NOTICE REQUIREMENTS

Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the 2018 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit their proposal to us at the Company’s offices at 13200 Townsend Road, Philadelphia, Pennsylvania 19154, no later than August 14, 2017.

Stockholders who intend to present a proposal at such meeting without inclusion of such proposal in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act are required to provide advanced notice of such proposal to the Company at the aforementioned address not later than October 28, 2017.  Any proposal (other than a proposal pursuant to Rule 14a-8) that is received after the time specified above for proposed items of business will be considered untimely under Rule 14a-4(c) under the Exchange Act, and the persons named in the proxy for the meeting may exercise their discretionary voting power with respect to such proposal, including voting against such proposal.

The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and all other applicable requirements.

FISCAL YEAR 2016 ANNUAL REPORT TO STOCKHOLDERS

The Company’s Annual Report containing audited financial statements for the fiscal year ended June 30, 2016 accompanies this Proxy Statement.  You can obtain additional copies of our Annual Report on Form 10-K for the fiscal year ended June 30, 2016 at no charge by writing to Lannett Company, Inc., attention Chief Financial Officer, 13200 Townsend Road, Philadelphia, Pennsylvania 19154.

SIGNATURE

Pursuant to the requirement of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto authorized.

Date: December 12, 2016	LANNETT COMPANY, INC.

/s/ Jeffrey Farber
Jeffrey Farber
Chairman of the Board

MMMMMMMMMMMM . Admission Ticket MMMMMMMMMMMMMMM C123456789 Lannett Company, Inc. 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on January 17, 2017. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by Internet • Go to www.investorvote.com/lci • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors: + For Withhold For Withhold For Withhold 01 - Jeffrey Farber 02 - Arthur P. Bedrosian 03 - James M. Maher 04 - David Drabik 05 - Paul Taveira 06 - Albert Paonessa, III ForAgainst Abstain 2. Proposal to ratify the selection of Grant Thornton, LLP as independent public accounting firm for the fiscal year ending June 30, 2017. Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMMC 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 6 1 D V2 9 8 9 4 0 1 02H2JA MMMMMMMMM C B A Annual Meeting Proxy Card1234 5678 9012 345 X IMPORTANT ANNUAL MEETING INFORMATION

. 2017 Annual Meeting Admission Ticket 2017 Annual Meeting of Lannett Company, Inc. Stockholders Wednesday, January 18, 2017 9:00 a.m. EST 13200 Townsend Road Philadelphia, PA 19154 Upon arrival, please present this admission ticket and photo identification at the registration desk. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Lannett Company, Inc. Notice of 2017 Annual Meeting of Shareholders 13200 Townsend Road Philadelphia, PA 19154 January 18, 2017 9:00 a.m. Proxy Solicited by Board of Directors for Annual Meeting Martin P. Galvan is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Lannett Company, Inc. to be held on January 18, 2017 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)